Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

GSR II METEORA ACQUISITION CORP,

GSR II METEORA SPONSOR LLC,

LUX VENDING, LLC,

AND

BT ASSETS, INC.

dated as of August 24, 2022

i

Exhibits

Exhibit A	PubCo Charter
Exhibit B	PubCo Bylaws
Exhibit C	Pre-Closing Restructuring Plan
Exhibit D	Registration Rights Agreement
Exhibit E	Sponsor Support Agreement
Exhibit F	Form of Tax Receivable Agreement
Exhibit G	Form of BT OpCo A&R LLC Agreement

BT Disclosure Letter

PubCo Disclosure Letter

v

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of August 24, 2022 (the “Execution Date”), is made and entered into by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), BT Assets, Inc., a Delaware corporation (“BT Assets”), and Lux Vending, LLC, a Georgia limited liability company and a wholly owned subsidiary of BT Assets (“BT OpCo”, and together with BT Assets, “BT Entities”).

RECITALS

WHEREAS, PubCo is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo desires to, subject to the terms and conditions set forth in this Agreement, contribute, pay and deliver to BT OpCo and BT Assets the PubCo Available Cash, without interest, and BT Assets or BT OpCo, as applicable, shall in consideration therefor issue or sell and deliver to PubCo, at the Closing (i) certain Common Units of BT OpCo and (ii) immediately following the effectiveness of the BT OpCo A&R LLC Agreement, certain BT OpCo Matching Warrants and the PubCo Earn-Out Units, free from any Encumbrances and subject to the terms and conditions set forth in this Agreement;

WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), PubCo will enter into a series of reorganizations, including, (i) amending and restating the certificate of incorporation of PubCo to be substantially in the form attached as Exhibit A (the “PubCo Charter”) and (ii) amending and restating the bylaws of PubCo to be substantially in the form attached as Exhibit B (the “PubCo Bylaws”, and such transactions the “PubCo Pre-Closing Restructuring”);

WHEREAS, prior to or at the Closing (and in any case prior to the Unit Purchase), the BT Entities will enter into a series of reorganizations, including, the merger of BT OpCo with and into a newly-formed Delaware limited liability company known as “Bitcoin Depot Operating LLC” (the “BT Surviving Entity” and such transactions, the “BT Pre-Closing Restructuring”, and together with the PubCo Pre-Closing Restructuring, the “Pre-Closing Restructuring Plan”); provided that BT Entities and PubCo may make amendments to the Pre-Closing Restructuring Plan, as attached hereto as Exhibit C after the Execution Date subject to the prior written consent of the other party (not to be unreasonably conditioned, withheld or delayed);

WHEREAS, prior to the Closing, and as an inducement to PubCo to enter into this Agreement and consummate the Transactions (including the Unit Purchase), each of the Key Employees is entering into an employment agreement with BT OpCo and PubCo in a form mutually agreed by PubCo and BT Assets (each, an “Employment Agreement”), each of which shall be effective as of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, BT OpCo, and PubCo have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit E (the “Sponsor Support Agreement”);

WHEREAS, at the Closing and immediately following the effectiveness of the BT OpCo A&R LLC Agreement, PubCo shall issue the Share Transaction Consideration to BT Assets for par value as set forth in this Agreement; and

WHEREAS, each of the Board of Directors of BT Assets, the sole member of BT OpCo, and the Board of Directors of PubCo has unanimously (i) determined that it is advisable for and in the best interests of such party and its equityholder(s) to enter into this Agreement and the Transactions (as defined below), and (ii) approved the execution and delivery of this Agreement and the documents contemplated by this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Phantom Equity Cash Consideration” means the aggregate Phantom Equity Cash Consideration payable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing, pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Aggregate Phantom Equity Consideration” means the total dollar value of the consideration payable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Aggregate Phantom Equity Non-Cash Consideration” means, the aggregate number of PubCo Class A Common Stock issuable in respect of the cancellation of the Phantom Equity Awards held by the Phantom Equity Holders immediately prior to the Closing pursuant to the Phantom Equity Plan and Section 2.6, as set forth on the Closing Spreadsheet.

“Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, Canada’s Corruption of Foreign Public Officials Act and Criminal Code, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“BitAccess Equity Plan” means the BitAccess Inc. Stock Option Plan.

“BitAccess Option” means each outstanding and unexercised option to purchase BitAccess capital stock granted under the BitAccess Equity Plan.

“BT Assets Disclosure Breach” means the failure of a BT Entity to furnish to PubCo all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable (including any approval or consent of an independent auditor of a BT Entity) or as may be reasonably requested by PubCo in connection with the preparation and filing of the Proxy Statement, or any amendment thereto, on a timely basis to permit the filing or amendment of the same on or prior to a specified time.

“BT Companies” means BT OpCo and all of its Subsidiaries.

“BT Company Interests” means all of the outstanding equity interests of the BT Companies.

“BT Earn-Out Units” means, the following units of BT OpCo: (i) 5,000,000 Class 1 Earn-Out Units of BT OpCo (“BT OpCo Class 1 Earn-Out Units”), (ii) 5,000,000 Class 2 Earn-Out Units of BT OpCo (“BT OpCo Class 2 Earn-Out Units”), and (iii) 5,000,000 Class 3 Earn-Out Units of BT OpCo (“BT OpCo Class 3 Earn-Out Units”).

“BT Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“BT Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the BT Companies, taken as a whole or (ii) the ability of the BT Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “BT Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (including, without limitation, (1) any change in the price or relative value of any Token, or other digital currency or cryptocurrency, including but not limited to Bitcoin or (2) any change in trading volume of any Token, or other digital currency or cryptocurrency, or any halt or suspension in trading of any such Token, or other digital currency or cryptocurrency on any digital currency exchange, in each case, including but not limited to Bitcoin), (c) the taking of any action expressly required by or, with respect to Sections 8.1, 8.2 or 8.4, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the BT Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a BT Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the BT Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of PubCo; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the BT Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a BT Material Adverse Effect.

“BT OpCo Common Units” means Common Units of BT OpCo.

“BT OpCo Matching Warrants” means warrants to purchase a number of units of BT OpCo equal to the number of shares of PubCo Class A Common Stock that may be purchased upon the exercise in full of all PubCo Warrants outstanding immediately following the Closing.

“BT Transaction Bonus Payments” means all amounts payable pursuant to the arrangements listed on the “BT Transaction Bonus Payments Schedule” of Section 1.1 of the BT Disclosure Letter.

“BT Transaction Bonus Termination Agreement” means a BT Transaction Bonus termination agreement in the form mutually agreed upon between the BT Entities and PubCo prior to the Closing.

“BT Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the BT Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the BT Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the BT Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, (x) any such payments that arise from employment-related actions taken by PubCo, the BT Entities or any of their respective Subsidiaries or Affiliates following the Closing and (y) the BT Transaction Bonus Payments and the Aggregate Phantom Equity Consideration, including the employer portion of payroll Taxes arising therefrom, (C) up to $1,000,000 of the sum of the BT Transaction Bonus Payments and the employer portion of payroll Taxes arising from the aggregate amount of the BT Transaction Bonus Payments (whether paid in cash or equity), (D) up to $1,000,000 of the sum of the Aggregate Phantom Equity Cash Consideration and the employer portion of payroll Taxes arising from the Aggregate Phantom Equity Consideration (whether paid in cash or equity), and (E) any and all filing fees payable by the BT Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Business Combination” has the meaning set forth in the PubCo Governing Documents as in effect on the Execution Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect to the CARES Act by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act, the Families First Coronavirus Response Act of 2020 (H.R. 6201), and “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.E. 133) contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Change of Control” has the meaning set forth in the BT OpCo A&R LLC Agreement.

“Code” means the Internal Revenue Code of 1986.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments and undertakings, whether written or oral.

“Contribution Common Units” means a number of OpCo Common Units equal to (i) the number of shares of PubCo Common Stock, other than PubCo Class E Common Stock, outstanding at the Closing and not held by BT Assets, multiplied by (ii) the Contribution Amount, divided by (iii) the amount of PubCo Available Cash.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any resurgence or any evolutions or mutations of COVID-19, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“COVID-19 Tax Measure” means any legislation or order enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including, without limitation, the CARES Act).

“Data Room” means the virtual data room titled “BTM” hosted by DataSite at: https://americas.datasite.com.

“Data Subject” means any “person,” “individual,” or “data subject” as defined by the applicable Privacy Laws.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Letter” means, as applicable, the BT Disclosure Letter or the PubCo Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Earn-Out Units” means the BT Earn-Out Units and the PubCo Earn-Out Units.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that together with any of the BT Companies would, at any relevant time, be deemed to be a single employer pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Event” has the meaning specified in the definition of BT Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Founder” means Brandon Mintz.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes”, and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (i) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations of such Intellectual Property, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (ii) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source of origin, together with the goodwill associated with any of the foregoing; (iii) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (iv) intellectual property rights in or to Software and other technology (including source code and object code); (v) trade secrets and other intellectual property rights in Proprietary Information; (vi) registrations, issuances, and applications for any of the foregoing; and (vii) all other intellectual property rights in any jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the BT Companies and used in their business.

“Key Employees” means Brandon Mintz, Scott Buchanan and Mark Smalley.

“Law” means any statute, law, common law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the BT Companies.

“Licensed Intellectual Property” means Intellectual Property that any of the BT Companies license from a third party.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the Execution Date and were not removed from the Data Room on or prior to the Execution Date.

“Minimum Condition PubCo Available Cash” means, an amount equal to (i) the PubCo Available Cash, minus (ii) any amount of the outstanding BT Transaction Expenses (other than any amount not paid in cash in respect of clauses (C) and (D) of the definition of the BT Transaction Expenses) payable in accordance with the Closing Spreadsheet and Section 2.2(a), minus (iii) any amount of the BT Closing Indebtedness payable in accordance with the Closing Spreadsheet and Section 2.2(b) (provided, that, in no event shall the BitAccess Contribution Amount be greater than $6,000,000 for purposes of this definition).

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware”, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned by the BT Companies.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect to any Leased Real Property, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (ix) all other Liens that would not, individually or in the aggregate, reasonably be expected to result in a BT Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision of such Governmental Authority.

“Personal Data” means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Personal Data Processor” means any person other than an employee of any BT Company (or the applicable Data Subject) that processes or has access to any Personal Data processed by or on behalf of any BT Company.

“Phantom Equity Award Termination Agreement” means a Phantom Equity Holder’s Phantom Equity Award termination agreement in the form mutually agreed upon between the BT Entities and PubCo prior to the Closing.

“Phantom Equity Awards” means the awards under the Phantom Equity Plan.

“Phantom Equity Holder” means each Person who has been granted a Phantom Equity Award under the Phantom Equity Plan.

“Phantom Equity Plan” means the Lux Vending, LLC d/b/a Bitcoin Depot 2021 Participation Plan.

“Pre-Closing Tax Period” means any taxable period (or portion of such period) ending on or before the Closing Date.

“Privacy Agreements” means all Personal Data and privacy related policies (e.g., privacy and data security policies, acceptable use policies, terms of service, etc., including all Privacy Policies) and other Contracts to which any BT Company is a party whereby such BT Company makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy and cyber security, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented under such Laws.

“Privacy Policy” means an externally facing policy of any BT Company in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how Personal Data will be held, used, processed or disclosed.

“Privacy Token” means any Token that includes, as a feature of such Token, the concealment from public disclosure of the public keys for the source or destination wallet in respect of any transaction undertaken in connection with such Token.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“PubCo Available Cash” means, in respect of PubCo, an amount equal to the (i) cash available in the Trust Account, minus (ii) any amounts required to satisfy the PubCo Share Redemption Amount, plus (iii) any proceeds from the consummation of the PIPE Subscription, plus (iv) any amounts drawn by PubCo in connection with the Closing under the Equity Line (for the avoidance of doubt, any amounts undrawn under the Equity Line in connection with the Closing shall not constitute PubCo Available Cash), minus (v) any unpaid PubCo Transaction Expenses payable in cash as of the Closing.

“PubCo Class A Common Stock” means Class A Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share according to the PubCo Charter.

“PubCo Class B Common Stock” means Class B Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share according to the PubCo Charter.

“PubCo Class E Common Stock” means Class E Common Stock of PubCo, par value $0.0001 per share, which shall be non-voting according to the PubCo Charter.

“PubCo Class M Common Stock” means Class M Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to 10 votes per share according to the PubCo Charter.

“PubCo Class O Common Stock” means Class O Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to one vote per share and is not entitled to any economic rights, including dividends or distributions of cash, property or shares of capital stock of PubCo according to the PubCo Charter.

“PubCo Class V Common Stock” means Class V Common Stock of PubCo, par value $0.0001 per share, each share of which is entitled to 10 votes per share and is not entitled to any economic rights, including dividends or distributions of cash, property or shares of capital stock of PubCo according to the PubCo Charter.

“PubCo Common Stock” means the PubCo Class A Common Stock, PubCo Class B Common Stock, PubCo Class E Common Stock, PubCo Class M Common Stock, PubCo Class O Common Stock, and PubCo Class V Common Stock.

“PubCo Earn-Out Units” means, the following units of BT OpCo: (i) a number of BT OpCo Class 1 Earn-Out Units equal to the number of shares of PubCo Class E-1 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any, (ii) a number of BT OpCo Class 2 Earn-Out Units equal to the number of shares of PubCo Class E-2 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any, and (iii) a number of BT OpCo Class 3 Earn-Out Units equal to the number of shares of PubCo Class E-3 Common Stock issued to Sponsor under the Sponsor Support Agreement, if any.

“PubCo Governing Documents” means the amended and restated memorandum and articles of association of PubCo.

“PubCo Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of PubCo, taken as a whole or (ii) the ability of PubCo to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “PubCo Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the Execution Date), acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any PubCo Share Redemptions, (g) any Events generally applicable to the industries or markets in which PubCo operates, (h) any action taken by, or at the request of, or with the express consent of the BT Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects PubCo relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a PubCo Material Adverse Effect. Notwithstanding the foregoing, with respect to PubCo, the amount of the PubCo Share Redemptions or the failure to obtain the PubCo Stockholder Approval shall not be deemed to be a PubCo Material Adverse Effect.

“PubCo Private Placement Warrants” means the warrants to purchase one share of PubCo Class A Common Stock issued to PubCo’s initial stockholders in a private placement that closed simultaneously with the closing of the PubCo’s initial public offering.

“PubCo Public Warrants” means the redeemable warrants to purchase one share of PubCo Class A Common Stock, whether acquired by a holder as part of a PubCo Unit in PubCo’s initial public offering or anytime thereafter on the open market.

“PubCo Rights Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“PubCo Rights Agreement” means the Rights Agreement, dated as of February 24, 2022, by and between PubCo and the PubCo Rights Agent, in respect of the PubCo Rights.

“PubCo Rights” means the rights of PubCo that entitle the holder of such rights to one share of PubCo Class A Common Stock and were issued and sold to holders as fractional rights included in PubCo Units in PubCo’s initial public offering.

“PubCo Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all PubCo Share Redemptions.

“PubCo Share Redemptions” means the election of an eligible (as determined in accordance with the PubCo Governing Documents) holder of shares of PubCo Class A Common Stock to have PubCo repurchase the shares of PubCo Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to PubCo to pay PubCo’s franchise and income taxes as well as expenses relating to the administration of the trust account) (as determined in accordance with the PubCo Governing Documents) in connection with the Transaction Proposals.

“PubCo Stockholder Approval” means the approval of (i) the Business Combination Proposal by the affirmative vote of the holders of a majority of the shares of PubCo Common Stock that are voted at a PubCo Stockholders’ Meeting held to consider such proposal, (ii) the Charter Proposal by the affirmative vote of a majority of the outstanding shares of PubCo Common Stock entitled to vote thereon, (iii) the Nasdaq Listing Proposal by a majority of the votes cast by the PubCo Stockholders present in person or represented by proxy at such PubCo Stockholders’ Meeting and entitled to vote thereon and (iv) the Other Required Proposals, if any, in accordance with applicable Law and the PubCo Governing Documents.

“PubCo Stockholders” means the stockholders of PubCo as of immediately prior to the Closing.

“PubCo Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by PubCo or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees payable by PubCo or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions.

“PubCo Units” means the units comprised of one share of PubCo Class A Common Stock, one-sixteenth of one PubCo Right and one PubCo Public Warrant issued and sold to holders in PubCo’s initial public offering.

“PubCo Warrant Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of February 24, 2022, by and between PubCo and the PubCo Warrant Agent, in respect of the PubCo Public Warrants and PubCo Private Placement Warrants.

“PubCo Warrants” means, PubCo Public Warrants and PubCo Private Placement Warrants.

“Purchased Common Units” means a number of OpCo Common Units equal to (i) the number of shares of PubCo Common Stock, other than PubCo Class E Common Stock, outstanding at the Closing and not held by BT Assets, multiplied by (ii) the amount of the Over the Top Consideration, divided by (iii) the amount of PubCo Available Cash.

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached as Exhibit D.

“Related Party” means any of the current or former directors, officers, employees, managers, members, or equityholders (both indirect and direct) (or any child or spouse of any such Person) of any BT Company.

“Related Party Transaction” means all agreements or contracts between any BT Company and/or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (i) loans and other extensions of credit to officers and employees of the BT Companies for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business (ii) the BT Benefit Plans and (iii) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the BT Companies.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Transaction Consideration” means, 44,100,000 shares of PubCo Class V Common Stock.

“Software” means computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, emulation and simulation reports, test vectors and software development tools and databases.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Act” means the Income Tax Act (Canada).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached as Exhibit F.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, provincial, local, foreign or other taxes imposed by any Governmental Authority (or other imposts, assessments, fees, levies, customs, import duties or charges, in each case, in the nature of a tax), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition to such Taxes.

“Token” means any digital token, coin, cryptocurrency or any other similar digital asset, whether or not classified as “securities” under U.S. securities laws.

“Trading Days” means, with respect to the PubCo Common Stock, days on which trades in respect of the PubCo Common Stock may be made on Nasdaq or any similar system of automated dissemination of quotations of securities prices.

“Transactions” means, collectively, the Unit Purchase, the PIPE Subscription, the Equity Line, the PubCo Share Redemption, the Pre-Closing Restructuring, and each of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring) and the Ancillary Agreements.

(b) Other capitalized terms used in this Agreement and not defined in Section 1.1(a) shall have the meanings assigned to such terms in the following Sections:

Defined Term	Section
“Agreement End Date”	Section 9.1(f)
“Agreement”	Preamble
“Ancillary Agreements”	Section 11.10
“Audited Financial Statements”	Section 3.7(a)
“Authentication Credentials”	Section 3.17(f)
“BitAccess Contribution Amount”	Section 6.8
“BitAccess Payment Amount”	Section 6.8

“BitAccess”	Section 6.8
“BT Assets Unit Purchase”	Section 2.1(a)
“BT Assets”	Preamble
“BT Benefit Plan”	Section 3.12(a)
“BT Closing Indebtedness”	Section 2.2(b)
“BT Company Software”	Section 3.17(d)
“BT Cure Period”	Section 9.1(f)
“BT Designated Directors”	Section 7.9(a)
“BT Disclosure Letter”	Article III
“BT Entities”	Preamble
“BT Indemnified Parties”	Section 6.7(a)
“BT Non-Recourse Party”	Section 11.16(b)
“BT OpCo A&R LLC Agreement”	Section 6.10
“BT OpCo Contribution”	Section 2.1(b)
“BT OpCo”	Preamble
“BT Pre-Closing Restructuring”	Recitals
“BT Registered Intellectual Property”	Section 3.17(a)
“BT Surviving Entity”	Recitals
“Business Combination Proposal”	Section 8.2(b)
“Cash Distribution Waterfall”	Section 2.2
“Cash Payout Percentage”	Section 2.6(a)
“CBA”	Section 3.11(a)(i)
“Charter Proposal”	Section 8.2(b)
“Closing Date”	Section 2.3
“Closing Spreadsheet”	Section 6.3(a)
“Closing”	Section 2.3
“Confidentiality Agreement”	Section 11.10
“Contribution Amount”	Section 2.2
“D&O Indemnified Parties”	Section 6.7(a)
“Digital Gold”	Section 6.8
“Earn-Out Period”	Section 2.4(a)(iii)
“Employment Agreement”	Recitals
“Equity Line”	Section 7.2
“Equity Payout Percentage”	Section 2.6(a)
“ERISA”	Section 3.12(a)
“Execution Date”	Preamble
“Financial Statements”	Section 3.7(a)
“First Earn-Out Period”	Section 2.4(a)(i)
“First Milestone”	Section 2.4(a)(i)
“Flow-Thru Tax Return”	Section 8.3(a)(i)
“Foreign BT Benefit Plan”	Section 3.12(c)
“Founder Guarantees”	Section 8.7
“Governmental Authorization”	Section 3.5
“Governmental Plan”	Section 3.12(a)
“GSR Designated Directors”	Section 7.9(a)
“GSR Entities”	Preamble

“Incentive Equity Plan Share Reserve”	Section 8.5
“Incentive Equity Plan”	Section 8.5
“Incentive Plan Proposal”	Section 8.2(b)
“Interim Period”	Section 6.1
“Intervening Event Change in Recommendation”	Section 8.2(c)
“Intervening Event Notice Period”	Section 8.2(c)
“Intervening Event”	Section 8.2(c)
“JOBS Act”	Section 5.6(a)
“Legal Proceedings”	Section 3.9
“Modification in Recommendation”	Section 8.2(b)
“Multiemployer Plan”	Section 3.12(d)
“Nasdaq Listing Proposal”	Section 8.2(b)
“Nasdaq”	Section 1.2(e)
“New Business”	Section 6.1(t)
“Other Required Proposals”	Section 8.2(b)
“Over the Top Consideration”	Section 2.2
“Payment Network Rules”	Section 3.10(a)
“Phantom Equity Cash Consideration”	Section 2.6(a)
“Phantom Equity Consideration Cap”	Section 2.6(a)
“Phantom Equity Non-Cash Consideration”	Section 2.6(a)
“PIPE Subscription”	Section 7.7
“Pre-Closing Restructuring Plan”	Recitals
“Prospectus”	Section 11.1
“Proxy Statement”	Section 8.2(a)(i)
“PubCo Bylaws”	Recitals
“PubCo Charter”	Recitals
“PubCo Cure Period”	Section 9.1(g)
“PubCo Disclosure Letter”	Article V
“PubCo EL Minimum Cash”	Section 7.1(a)
“PubCo Financial Statements”	Section 5.6(e)
“PubCo Indemnified Parties”	Section 6.7(a)
“PubCo Minimum Cash”	Section 7.1(a)
“PubCo No EL Minimum Cash”	Section 7.1(a)
“PubCo Non-Recourse Party”	Section 11.16(b)
“PubCo Pre-Closing Restructuring”	Recitals
“PubCo SEC Filings”	Section 5.10
“PubCo Securities”	Section 5.5(a)
“PubCo Stockholders’ Meeting”	Section 8.2(b)
“PubCo”	Preamble
“Real Property Leases”	Section 3.15(a)
“Regulatory Approvals”	Section 9.1(b)
“Representatives”	Section 6.6
“Second Earn-Out Period”	Section 2.4(a)(iii)
“Second Milestone”	Section 2.4(a)(ii)
“Security Incident”	Section 3.18(d)
“Solicitation Documents”	Section 8.2(a)(i)

“Sponsor Support Agreement”	Recitals
“Sponsor”	Preamble
“Tax Contest”	Section 8.3(c)
“Terminating Company Breach”	Section 10.1(f)
“Terminating PubCo Breach”	Section 10.1(g)
“Third Milestone”	Section 2.4(a)(iii)
“Title IV Plan”	Section 3.12(d)
“Transaction Proposals”	Section 8.2(b)
“Transaction Units”	Section 2.1(b)
“Transfer Taxes”	Section 8.3(f)
“Trust Account”	Section 11.1
“Trust Agreement”	Section 5.11
“Trustee”	Section 5.11
“Unaudited Financial Statements”	Section 3.7(a)
“Unit Purchase”	Section 2.1(b)
“WARN Act”	Section 3.13(b)

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes or other Laws shall include all regulations and references promulgated under such statutes or other Laws and references to statutes, regulations or other Laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) Except with respect to Article IV or as the context of this Agreement otherwise requires, references to “Nasdaq” in this Agreement shall refer to the Nasdaq Stock Market or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3 Knowledge. As used in this Agreement, (a) the phrase “to the knowledge” of the BT Companies means the knowledge of the individuals identified on Section 1.3(a) of the BT Disclosure Letter and (b) the phrase “to the knowledge” of PubCo means the knowledge of the individuals identified on Section 1.3(b) of the BT Disclosure Letter of this Agreement, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Unit Purchase.

(a) Purchase of BT OpCo Units from BT Assets. On the terms and subject to the conditions of this Agreement, BT Assets shall sell, transfer, assign, convey and deliver to PubCo at the Closing, and PubCo shall purchase and accept from BT Assets, the Purchased Common Units (the “BT Assets Unit Purchase”), free and clear of all Liens, in exchange for the Over the Top Consideration, without interest.

(b) Contribution and Issuance. On the terms and subject to the conditions of this Agreement, PubCo shall absolutely, irrevocably and unconditionally assign, transfer, contribute and deliver to BT OpCo the Contribution Amount (such contribution, the “BT OpCo Contribution”), without interest, and BT OpCo shall in consideration therefor issue and deliver to PubCo, (i) at the Closing, the Contribution Common Units, and (ii) at the Closing and immediately following the effectiveness of the BT OpCo A&R LLC Agreement, the BT OpCo Matching Warrants and the PubCo Earn-Out Units, free and clear of all Liens, other than restrictions under applicable securities Laws or the BT OpCo A&R LLC Agreement in respect thereof. BT OpCo shall distribute or retain, as applicable, the Contribution Amount in accordance with Section 2.2. The BT Assets Unit Purchase and the BT OpCo Contribution are together referred to in this Agreement as the “Unit Purchase”. BT OpCo Common Units issued or sold in accordance with Section 2.1(a) and this Section 2.1(b) are referred to as the “Transaction Units.”

(c) Adjustments. In the event of any equity split, reverse equity split, equity dividend (including any dividend or distribution of securities convertible into BT OpCo Common Units), reorganization, reclassification, combination, recapitalization or other like change with respect to BT OpCo Common Units occurring after the Execution Date and prior to the Closing, all references in this Agreement to specified membership interests of any class or series affected thereby, and all calculations provided for that are based upon the membership interests affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such equity split, reverse equity split, equity dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Withholding. Each of PubCo, BT OpCo, and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration (including, for the avoidance of doubt, the Phantom Equity Non-Cash Consideration and the BT Transaction Bonus Payments) payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or non-U.S. Tax law; provided, however, that PubCo shall (except with respect to payments in the nature of compensation) use commercially reasonable efforts to (i) provide at least three (3) Business Days advance notice to BT Assets of any withholding that it intends to make and (ii) cooperate with BT Assets to minimize or eliminate any such withholding. To the extent any amounts are so deducted or withheld in accordance with this Section 2.1(d), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(e) Waiver of Certain Rights. Effective as of, subject to and contingent upon the Closing, (i) BT Assets hereby irrevocably and unconditionally waives all pre-emption rights, rights of first refusal, right to a liquidation preference, redemption rights and rights of notice and any similar rights over and with respect to any of the Transaction Units conferred to it, directly or indirectly, by the organizational documents of BT OpCo or BT Assets or in any other way in relation to the sale and purchase of the Transaction Units under this Agreement (except for any such rights set forth in this Agreement or any Ancillary Agreement), and (ii) BT OpCo hereby irrevocably and unconditionally waives all rights of first refusal, rights of first offer and any similar rights, together with any related rights of notice, over and with respect to any of the Transaction Units.

(f) No Interest. Notwithstanding anything to the contrary contained in this Agreement, no interest shall accumulate on any cash payable in connection with the consummation of the Unit Purchase and the other Transactions.

Section 2.2 Cash Distribution Waterfall. A portion of the PubCo Available Cash shall be paid to BT Assets (such amounts paid to BT Assets in accordance with this Section 2.2 and pursuant to Section 2.1(a), the “Over the Top Consideration”) and a portion of the PubCo Available Cash shall be contributed to BT OpCo (such amounts contributed to BT OpCo in accordance with this Section 2.2 and pursuant to Section 2.1(b), the “Contribution Amount”, which, together with the Over the Top Consideration shall constitute the PubCo Available Cash, and such distributions made in accordance with this Section 2.2, the “Cash Distribution Waterfall”) as follows:

(a) first, an amount contributed to BT OpCo equal to (and for further payment by BT OpCo to payees of) any outstanding BT Transaction Expenses in accordance with the Closing Spreadsheet;

(b) second, an amount contributed to BT OpCo equal to (and for further payment by BT OpCo to payees of) (i) any outstanding Indebtedness of BT Entities that is required to be paid off in connection with the consummation of the Transaction in accordance with its terms and (ii) the BitAccess Contribution Amount (defined below, and the amounts payable in accordance with this Section 2.2(b), the “BT Closing Indebtedness”), in each case, in accordance with the Closing Spreadsheet;

(c) third, to BT Assets up to an amount equal to (i) $15,000,000 in accordance with the Closing Spreadsheet, plus (ii) 40% of the amounts contemplated by Section 2.2(b)(i) (excluding any payoffs in connection with refinancings of debt); and

(d) thereafter, (i) to BT Assets, in the amount of 40% of any portion of the PubCo Available Cash available following the payments in accordance with Section 2.2(a) to Section 2.2(c), and (ii) contributed to BT OpCo, in the amount of 60% of any portion of the PubCo Available Cash available following the payments in accordance with Section 2.2(a) to Section 2.2(c), in each case, in accordance with the Closing Spreadsheet.

Section 2.3 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions, including the consummation of the Unit Purchase, (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time agreed upon by PubCo, BT Assets and BT OpCo, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article IX of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

Section 2.4 Earn-Out Consideration.

(a) The Earn-Out Units issued to BT Assets and PubCo in connection with the Transactions contemplated by the BT Pre-Closing Restructuring shall be subject to conversion as follows:

(i) If at any time during the seven year period following the Closing (the “First Earn-Out Period”), the closing share price of the PubCo Class A Common Stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each BT OpCo Class 1 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the First Milestone.

(ii) If at any time during the First Earn-Out Period, the closing share price of the PubCo Class A Common Stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each BT OpCo Class 2 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the Second Milestone.

(iii) If at any time during the 10 year period following the Closing (the “Second Earn-Out Period”, and together with the First Earn-Out Period, the “Earn-Out Period”), the closing share price of the PubCo Class A Common Stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit after the occurrence of the Third Milestone.

(b) Any Class 1 Earn-Out Units or Class 2 Earn-Out Units that are not converted into BT OpCo Common Units as set forth in Section 2.4(a) shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Class 3 Earn-Out Units that are not converted into BT OpCo Common Units as set forth in Section 2.4(a) shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

(c) Upon a Change of Control during the Earn-Out Period, each BT OpCo Earn-Out Unit held by BT Assets shall automatically and immediately be converted into one (1) BT OpCo Common Unit prior to the consummation of such Change of Control as follows:

(i) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each BT OpCo Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Earn-Out Unit shall be of no further force and effect.

(ii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each BT OpCo Class 1 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one BT OpCo Common Unit and each BT OpCo Class 2 Earn-Out Unit and BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Class 2 Earn-Out Unit and BT OpCo Class 3 Earn-Out Unit shall be of no further force and effect.

(iii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each BT OpCo Class 1 Earn-Out Unit and Class 2 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one BT OpCo Common Unit and each BT OpCo Class 3 Earn-Out Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into BT OpCo Common Unit and upon such cancellation each such BT OpCo Class 3 Earn-Out Unit shall be of no further force and effect.

(iv) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each BT OpCo Class 1 Earn-Out Unit, Class 2 Earn-Out Unit, and Class 3 Earn-Out Unit held by BT Assets and PubCo shall automatically and immediately be converted into one (1) BT OpCo Common Unit.

(d) For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether the Earn-Out Units convert to BT OpCo Common Units or are cancelled in accordance with this Section 2.4, the per share price of PubCo Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of Earn-Out Units that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all PubCo Class A Common Stock will be the same price per share used to calculate the number of Earn-Out Units that convert into PubCo Class A Common Stock.

(e) Any conversion of BT Earn-Out Units or PubCo Earn-Out Units into BT OpCo Common Units shall result in the conversion of all of the Earn-Out Units of the same class.

(f) Upon the conversion of any BT Earn-Out Unit to a BT OpCo Common Unit, PubCo will promptly (but in any event within five (5) Business Days) issue an equal number of shares of PubCo Class V Common Stock to BT Assets.

Section 2.5 PubCo Common Stock Issuance to BT Assets. Immediately following Delaware Secretary of State’s acceptance of the PubCo Charter, PubCo shall (i) issue the Share Transaction Consideration to BT Assets free and clear of all Liens other than restrictions pursuant to PubCo’s organizational documents in exchange for the payment to PubCo by BT Assets of $4,410.00, and (ii) make appropriate book entries to the accounts designated in writing by the BT Assets at least five Business Days prior to the issuances to BT Assets of the Share Transaction Consideration.

Section 2.6 Treatment of Phantom Equity.

(a) At the Closing, each Phantom Equity Award that is outstanding as of immediately prior to the Closing shall, subject to and conditioned upon the Phantom Equity Holder’s execution and delivery to BT OpCo and PubCo of a Phantom Equity Award Termination Agreement, be converted into the right to receive (i) an amount in cash, without interest, to be paid in accordance with Section 2.8(f) equal to (A) the portion of the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (B) the Cash Payout Percentage (the “Phantom Equity Cash Consideration”), and/or (ii) such number of shares of PubCo Class A Common Stock granted under the Incentive Equity Plan as is determined by dividing (A) (1) the Aggregate Phantom Equity Consideration payable with respect to such Phantom Equity Award under the Phantom Equity Plan and set forth opposite such Phantom Equity Holder’s name on the Closing Spreadsheet, multiplied by (2) the Equity Payout Percentage, divided by (B) $10.15 (rounded to the nearest whole share) (such shares, the “Phantom Equity Non-Cash Consideration”); provided, however, that the Aggregate Phantom Equity Consideration (whether paid in cash or equity) payable to the Phantom Equity Holders under this Section 2.6 shall not exceed $2,000,000 (the “Phantom Equity Consideration Cap”). Prior to the Closing, the BT Entities shall deliver to PubCo a spreadsheet that sets forth the calculation methodology for the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder. Except as expressly provided in this Section 2.6, Phantom Equity Holders shall have no further rights with respect to any Phantom Equity Awards after the Closing and such Phantom Equity Awards shall be deemed to have been cancelled and terminated. Prior to the Closing, BT Assets shall specify in writing the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Cash Consideration (the “Cash Payout Percentage”) and the portion of the Aggregate Phantom Equity Consideration payable in the form of Phantom Equity Non-Cash Consideration (the “Equity Payout Percentage”); provided that all Phantom Equity Holders shall have the same Cash Payout Percentage and Equity Payout Percentage, and provided, further, that in no event will the Aggregate Phantom Equity Consideration payable to the Phantom Equity Holders exceed the Phantom Equity Consideration Cap.

(b) The payment by the BT Companies of the Aggregate Phantom Equity Consideration described in this Section 2.6 in respect of the Phantom Equity Awards shall be in full and final satisfaction of any and all obligations of the BT Companies, PubCo and their Affiliates with respect to the Phantom Equity Awards under the Phantom Equity Plan and the applicable award agreements entered into under the Phantom Equity Plan.

(c) PubCo and the BT Companies shall be entitled to require payment by means of deduction from the Aggregate Phantom Equity Consideration (including the withholding of shares otherwise issuable as Phantom Equity Non-Cash Consideration) payable to each Phantom Equity Holder pursuant to this Section 2.6 of any sums required by applicable Law to be withheld with respect to both the Phantom Equity Cash Consideration and the Phantom Equity Non-Cash Consideration to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the Phantom Equity Cash Consideration payable to each Phantom Equity Holder in cash pursuant to this Section 2.6).

(d) No later than immediately prior to the Closing, BT OpCo shall terminate the Phantom Equity Plan. The BT Companies shall, and shall cause the administrator of the Phantom Equity Plan to, take such actions as are necessary or appropriate to accomplish the foregoing cancellation of the Phantom Equity Awards, and shall obtain all consents, as may be required to effect the treatment of Phantom Equity pursuant to this Section 2.6. PubCo shall be entitled to advance review and approval of all such documentation, which review and approval shall not be unreasonably withheld or delayed.

Section 2.7 Closing Deliverables.

(a) PubCo Closing Deliverables. At the Closing, PubCo will deliver or cause to be delivered to the BT Entities, the following:

(i) a certificate signed by an officer of PubCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c), and Section 9.2(d) have been fulfilled;

(ii) duly executed counterparts to the BT OpCo A&R LLC Agreement;

(iii) duly executed counterparts to the Tax Receivable Agreement; and

(iv) duly executed counterparts to the Registration Rights Agreement.

(b) BT Entities Closing Deliverables. At the Closing, the BT Entities will deliver or cause to be delivered to PubCo, the following:

(i) a certificate signed by an officer of each of BT Assets and BT OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), and Section 9.3(b) have been fulfilled;

(ii) the Closing Spreadsheet, completed to include all of the information specified in Section 6.3 in a form satisfactory to PubCo, and a certificate executed by an officer of BT Assets, dated as of the Closing Date, certifying on behalf of BT Assets that the Closing Spreadsheet is true, correct and complete;

(iii) duly executed counterparts to the BT OpCo A&R LLC Agreement;

(iv) duly executed counterparts to the Tax Receivable Agreement; and

(v) duly executed counterparts to the Registration Rights Agreement.

Section 2.8 Closing Payments

(a) Payment of Cash Consideration. At the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds the (i) Over the Top Consideration to BT Assets to an account designated by BT Assets and (ii) Contribution Amount to an account designated by BT OpCo for further distribution in accordance with the Cash Distribution Waterfall and the Closing Spreadsheet.

(b) Payment of Closing Transaction Share Consideration. At the Closing, PubCo will issue and deliver to BT Assets the Closing Share Transaction Consideration, which shall be subject to the terms and conditions of the PubCo Governing Documents and the Registration Rights Agreement.

(c) Payment of PubCo Transaction Expenses. (i) At the Closing, PubCo shall pay, or cause to be paid, on behalf of PubCo, the PubCo Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case, by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet, and (ii) at or promptly after the Closing, PubCo shall issue and deliver to certain payees of the PubCo Transaction Expenses, which shall be payable with PubCo Class A Common Stock, a number of PubCo Class A Common Stock of which the value shall equal to the amount of such outstanding PubCo Transaction Expenses.

(d) Payment of BT Transaction Expenses. At the Closing, PubCo shall pay, or cause to be paid, on behalf of the BT Entities, and subject to Section 2.2, the BT Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet; provided that any BT Transaction Expenses (excluding the Aggregate Phantom Equity Cash Consideration and the BT Transaction Bonus Payments, the payment of which is specified in Section 2.8(f) and (g) below) owing to a current or former employee of the BT Entities or any of their Subsidiaries shall be paid to the applicable BT Entity or Subsidiary for payment through the applicable BT Entity’s or Subsidiary’s payroll system (less all required Tax withholdings) in accordance with the agreements governing such BT Transaction Expenses and the Closing Spreadsheet.

(e) Payment of BT Closing Indebtedness. At the Closing, PubCo shall repay, or cause to be repaid, on behalf of BT OpCo, and subject to Section 2.2, the BT Closing Indebtedness as to which final payoff letters therefor (including wire instructions) have been provided to PubCo at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such payoff letters and in accordance with the Closing Spreadsheet.

(f) Payment of Aggregate Phantom Equity Consideration. To the extent not paid pursuant to Section 2.2, and subject to the terms of Section 2.2, PubCo shall, no later than the first regular payroll date that occurs at least five days following the Closing, (i) pay, or cause one of the BT Companies to pay, the Aggregate Phantom Equity Cash Consideration to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the Aggregate Phantom Equity Non-Cash Consideration under the Incentive Equity Plan to the Phantom Equity Holders in accordance with Section 2.6 and the Closing Spreadsheet, in each case subject to any required withholding for applicable Taxes as set forth in Section 2.1(d) and Section 2.6; provided that such payment or issuance of shares to such Phantom Equity Holder shall be made only if such Phantom Equity Holder shall have delivered a duly executed Phantom Equity Award Termination Agreement to BT OpCo.

(g) Payment of BT Transaction Bonus Payments. PubCo shall (i) pay, or cause one of the BT Companies to pay, the cash portion of the BT Transaction Bonus Payments in accordance with the Closing Spreadsheet and the applicable agreement, to be paid through PubCo’s or a BT Company’s payroll system in accordance with standard payroll practices, and (ii) issue the equity or equity-based awards issuable in respect of the equity portion of the BT Transaction Bonus Payments under the Incentive Equity Plan in accordance with the Closing Spreadsheet and the applicable agreement, in each case, subject to any required withholding for applicable taxes as set forth in Section 2.1(d); provided that such payment of the BT Transaction Bonus Payments shall be made only if the applicable recipient shall have delivered a duly executed BT Transaction Bonus Termination Agreement to BT OpCo. PubCo and the BT Companies shall be entitled to require payment by means of deduction from the BT Transaction Bonus Payments (including the withholding of shares otherwise issuable in satisfaction of such BT Transaction Bonus Payments) payable to each recipient thereof pursuant to this Section 2.8(g) of any sums required by applicable Law to be withheld with respect to such BT Transaction Bonus Payments (whether to be paid in cash or equity) to be paid to such holder (and, for the avoidance of doubt, all such applicable withholding may be first deducted from the portion of the BT Transaction Bonus Payments payable in cash in accordance with the Closing Spreadsheet and the applicable agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BT COMPANIES

Except (i) as set forth in the disclosure letter delivered to PubCo on the Execution Date (the “BT Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article III) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring, in each case, BT OpCo represents and warrants to PubCo as follows:

Section 3.1 Company Organization. BT OpCo has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. BT OpCo is duly licensed or qualified and in good standing as a foreign or extra-provincial company in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not constitute a BT Material Adverse Effect. True and complete copies of the Governing Documents of BT OpCo have been made available to PubCo prior to the Execution Date.

Section 3.2 Subsidiaries. A complete list of each Subsidiary of BT OpCo (after giving effect to the BT Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the Execution Date is set forth on Section 3.2 of the BT Disclosure Letter. The Subsidiaries of OpCo have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of BT OpCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. True and complete copies of the Governing Documents of each Subsidiary have been made available to PubCo prior to the Execution Date.

Section 3.3 Due Authorization. Each of the BT Companies has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations under this Agreement and such other documents. The execution, delivery and performance by BT OpCo of this Agreement and the other documents to which any BT Company is or will be a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the managing member, Board of Directors or Board of Managers, as applicable, of each such BT Company, and no other company or corporate proceeding on the part of the BT Companies is or will be necessary to authorize this Agreement and the other documents to which any BT Company is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which any BT Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such BT Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which any BT Company is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such BT Company, enforceable against each such BT Company, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.4 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and except as set forth on Section 3.4 of the BT Disclosure Letter, the execution, delivery and performance by BT OpCo of this Agreement and the documents to which any BT Company is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the BT Companies, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law, Governmental Order, or Payment Network Rule applicable to any BT Company, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the BT Companies), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which any BT Company is a party or by which any BT Company may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any BT Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

Section 3.5 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of PubCo contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any BT Company with respect to any BT Company’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by the BT Companies of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a BT Material Adverse Effect or (ii) a material adverse effect on the ability of the BT Companies to perform or comply with on a timely basis any material obligation of the BT Companies under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Unit Purchase, and (c) the Regulatory Approvals.

Section 3.6 Capitalization.

(a) The BT Company Interests comprise all of the BT Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the BT Disclosure Letter, all of the issued and outstanding BT Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of the BT Companies; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the BT Companies or any Contract to which any BT Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such BT Company (as applicable). After giving effect to the BT Pre-Closing Restructuring and the other Transactions, (i) BT Assets will own 100% issued and outstanding units of BT OpCo, which shall consist of (A) 44,100,000 BT OpCo Common Units and (B) the Earn-Out Units and (ii) BT OpCo shall own, directly or indirectly, 100% of the issued and outstanding equity interests of the other BT Companies.

(b) Except as set forth on Section 3.6(b) of the BT Disclosure Letter, none of the BT Companies have granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for BT Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the BT Companies, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the BT Companies or the value of which is determined by reference to shares or other equity interests of any of the BT Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the BT Companies to issue, purchase, register for sale, redeem or otherwise acquire any BT Company Interests.

(c) Section 3.6(c) of the BT Disclosure Letter sets forth a complete and correct list of each outstanding Phantom Equity Award, including (i) the Phantom Equity Holder of such award, (ii) the date of grant, (iii) the number of units subject to such Phantom Equity Award as of the Execution Date, and (iv) the vesting schedule applicable to such award (including the number of vested and unvested units subject to such Phantom Equity Award as of the Execution Date). The terms of the agreements evidencing the Phantom Equity Awards do not provide for the accelerated vesting of the Phantom Equity Awards in connection with the Transactions contemplated by this Agreement. Accurate and complete copies of the agreements evidencing the Phantom Equity Awards, including the Phantom Equity Plan, have been made available to PubCo. All Phantom Equity Awards have been granted in compliance with applicable Law.

(d) Section 3.6(d) of the BT Disclosure Letter contains a complete and correct list of each outstanding BitAccess Option, including (i) the holder, (ii) the date of grant, (iii) the number of shares of BitAccess capital stock subject to such BitAccess Option as of the Execution Date, (iv) the exercise price per share of such BitAccess Option, (v) the vesting schedule (including the number of vested and unvested shares of BitAccess capital stock subject to such BitAccess Option as of the Execution Date), and (vi) the date on which such BitAccess Option expires. The terms of the agreements evidencing the BitAccess Options do not provide for the accelerated vesting of the BitAccess Options in connection with the Transactions contemplated by this Agreement. All BitAccess Options were granted under the BitAccess Equity Plan. Accurate and complete copies of the standard agreement evidencing BitAccess Options and each agreement evidencing a BitAccess Option that does not conform to the standard agreement have been made available to PubCo. All BitAccess Options have been granted in compliance with applicable Law and the terms of the BitAccess Equity Plan. Each BitAccess Option may, by its terms, be treated as set forth in Section 6.8.

Section 3.7 Financial Statements.

(a) Attached as Section 3.7(a) of the BT Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of the BT Companies as of and for the years ended December 31, 2021 and December 31, 2020, together with the auditor’s report thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of June 30, 2022 (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.7(b) of the BT Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 6.9, the 2022 Q3 Financial Statements, 2022 Annual Financial Statements, and 2023 Q1 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the BT Companies, as at the respective dates of such financial statements, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, 2022 Q3 Financial Statements, and 2023 Q1 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in (A) the notes to such financial statements and, in the case of the Unaudited Financial Statements, 2022 Q3 Financial Statements, and 2023 Q1 Financial Statements, the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the BT Companies and (iv) when delivered by BT OpCo for inclusion in the Proxy Statement for filing with the SEC following the Execution Date in accordance with Section 8.2, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates of such financial statements.

(c) The BT Companies have in place disclosure controls and procedures to reasonably ensure that material information relating to the BT Companies is made known to the management of the BT Companies by others within the BT Companies, including (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the ability of the BT Companies to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the BT Companies. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8 Undisclosed Liabilities. Except as set forth on Section 3.8 of the BT Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, BT Companies (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on the Financial Statements, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes to any of the Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the BT Companies of their obligations under this Agreement, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the BT Companies, taken as a whole.

Section 3.9 Litigation and Proceedings. Except as set forth on Section 3.9 of the BT Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of the BT Companies, threatened, lawsuits, Actions, suits, charges, mediations, litigations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, provincial, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any BT Company or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the BT Companies, threatened by any Governmental Authority, against any BT Company or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any BT Company, nor are any properties or assets of any BT Company bound by or subject to any Governmental Order, except, in the case of each of clauses (a) through (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole.

Section 3.10 Legal Compliance.

(a) Each BT Company is, and for the past three years has been, in compliance with (i) all applicable Laws of applicable Governmental Authorities that are applicable to such BT Company or by which any property or asset of such BT Company is bound and (ii) rule, bylaw, standard, protocol, operating regulation, guideline, or procedure promulgated by Mastercard International Incorporated and its affiliates, Visa, Inc. and its affiliates, or any other payment network that may govern or apply to any BT Company’s operations, including without limitation the Payment Card Industry Data Security Standard, the rules of the National Automated Clearing House Association, and the rules of the Electronic Check Clearing House Association (“Payment Network Rules”), in each case except where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole. In the past three years, the BT Companies have not received any written notice of or been charged with the violation of any Laws, Payment Network Rules, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, taken as a whole.

(b) Each BT Company holds, and is in compliance with, all Governmental Permits necessary for the lawful conduct of its respective businesses or ownership of its respective assets and properties, except where such failure to hold or non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. All such Governmental Permits are in full force and effect and are being complied with, except where the failure of such Governmental Permits to be in full force and effect has not been, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. There has been no decision by any BT Company not to renew any Governmental Permit in the ordinary course of business. No Legal Proceeding is pending or, to the knowledge of the BT Companies, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not been, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

(c) No BT Company participates, or has in the past three years participated, in any activity (i) that, to the knowledge of the BT Companies after taking account of applicable Laws, would cause any BT Company to be required to register as a securities exchange, broker-dealer, introducing broker, introducing broker-dealer, designated contract market, futures commission merchant, swap execution facility or securities-based swap execution facility, (ii) related to issuing, creating, or otherwise participating in the initial offering of any Token, (iii) offering products or services that purport to support, any Privacy Tokens, or (iv) related to accepting (including, without limitation, pursuant to any revenue share or other similar relationship) any Privacy Token as payment for any product or service offered by any BT Company.

(d) Section 3.10(d) of the BT Disclosure Letter contains a list of all Tokens with respect to which the BT Companies have ever provided Token ATM services, Token transmission services, or Token exchange services.

Section 3.11 Contracts; No Defaults.

(a) Section 3.11(a) of the BT Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the Execution Date, any BT Company is a party or by which they are bound, other than a BT Benefit Plan. True, correct and complete copies of the Contracts listed on Section 3.11(a) of the BT Disclosure Letter have been delivered to or made available to PubCo or its agents or representatives prior to the Execution Date.

(i) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) any Contract for the settlement or compromise of any Legal Proceeding under which any of the BT Companies will have any material outstanding obligation after the Execution Date;

(iii) any Contract relating to Indebtedness by a BT Company or any guarantee or loan by any BT Company, in each case, representing obligations in excess of $400,000;

(iv) any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

(v) Contracts under which any BT Company (x) is a licensee of any material Intellectual Property owned by any third party (other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” Software licenses and other licenses of commercially-available Software with one-time or annual license, maintenance, support and other fees of $75,000 or less), (y) is a licensor of or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, other than non-exclusive licenses of object code granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a BT Company’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi) any Contract with any Governmental Authority;

(vii) any Contract (A) limiting or restricting the ability of a BT Company to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any BT Company to otherwise conduct business as presently conducted in any material manner or place;

(viii) any revocable or irrevocable power of attorney granted by any BT Company to any Person for any purpose whatsoever;

(ix) any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person (other than in the ordinary course of business) under which there is any surviving material obligation of any BT Company;

(x) any agreements or series of related agreements with suppliers and vendors to which any BT Company is a party for the purchase of goods or services involving aggregate payments in excess of $500,000 during the year ended December 31, 2020 or expected to involve aggregate payments in excess of $500,000 during the year ended December 31, 2021, in each case, which cannot be cancelled by the applicable BT Company without payment or penalty upon notice of 30 days or less, and whose unexpired term as of the Closing Date exceeds one year;

(xi) any agreements relating to any Related Party Transaction;

(xii) Contracts which involve commitments to make capital expenditures by any BT Company in excess of $200,000;

(xiii) the BT Companies’ top five sponsorship agreements by expenditure as of December 31, 2021;

(xiv) Contracts with the BT Companies’ top five largest “white label” affiliates by revenue;

(xv) Contracts with Token exchanges, brokers, suppliers or transaction counterparties and any other Person from whom the BT Companies source Tokens (other than the BT Companies’ retail customers);

(xvi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any BT Company is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any BT Company, in any case which has future required scheduled payments in excess of $200,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $200,000, and other Contract that provides for the leasing of, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $200,000 in any calendar year; and

(xvii) Contracts for the employment or engagement of any individual service provider of any of the BT Companies (A) that provide for annual base salary greater than $200,000 or (B) that provide for any severance, termination, change in control, transaction-based, retention or other similar payment or benefit (including any such Contracts that provide for any payment or benefit (including any accelerated vesting) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event)).

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, (i) all of the Contracts to which any BT Company is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the BT Company party to such Contract and, to the knowledge of the BT Companies, represent the legal, valid and binding obligations of the counterparties to such Contract; and (ii) (x) the BT Companies have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any BT Company is a party or by which they are bound, and neither the BT Companies nor, to the knowledge of the BT Companies, any other party to such Contract is in breach of or default under any such Contract, (y) during the last 12 months, none of the BT Companies has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the BT Companies or, to the knowledge of the BT Companies, any other party to such Contract (in each case, with or without notice or lapse of time or both). BT OpCo has made available to PubCo true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 3.11(a) of the BT Disclosure Letter.

Section 3.12 BT Benefit Plans.

(a) Section 3.12(a) of the BT Disclosure Letter sets forth a true and complete list, by the jurisdiction, of each material BT Benefit Plan. For purposes of this Agreement, a “BT Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and each other plan, policy, program or agreement (including any employment, individual consulting, service, bonus, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, or employee or individual service provider of a BT Company which are maintained, sponsored or contributed to (or required to be contributed to) by any BT Company or any ERISA Affiliate or otherwise with respect to which any BT Company or any ERISA Affiliate has any current or contingent liability, in each case whether or not subject to the Laws of the United States, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (any such plan, a “Governmental Plan”). Section 3.12(a) of the BT Disclosure Letter specifically identifies any BT Benefit Plan that is a Foreign BT Benefit Plan (as defined below).

(b) Each BT Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. All contributions, premiums and other payments that are required to be paid by any BT Company in respect of a BT Benefit Plan and Governmental Plan have been timely paid in all material respects, and any such amounts not yet due have been paid or properly accrued in all material respects. To the knowledge of the BT Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any BT Benefit Plan in each case that would result in material liability to the BT Companies.

(c) Each BT Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the BT Companies, no fact or event has occurred that could reasonably be expected to materially adversely affect the qualified status of any such BT Benefit Plan. Each BT Benefit Plan that is maintained primarily for the benefit of any current or former director, officer, individual consultant, worker or employee of any BT Company, who in each case is working for the BT Companies and residing outside of the United States and is subject to the laws of a jurisdiction other than the United States, whether or not United States law also applies (each a “Foreign BT Benefit Plan”), is in compliance in all material respects with all applicable Laws and requirements of applicable regulatory authorities.

(d) No BT Benefit Plan (i) is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or (ii) is a “defined benefit” plan (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA (“Title IV Plan”), and the BT Companies have not sponsored, contributed to, been required to contribute to, and have not had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six years (including on account of an ERISA Affiliate). None of the BT Companies has any material liability by reason of at any relevant time being treated as a single employer with any other Person under Section 414 of the Code. No BT Benefit Plan (v) contains a “defined benefit provision” (as defined in section 147.1(1) of the Tax Act), (x) is a “registered pension plan” (as defined in section 248(1) of the Tax Act), (y) is a “salary deferral arrangement” (as defined in section 248(1) of the Tax Act) or (z) is a “multi-employer plan” (as defined in section 8500(1) of the Income Tax Regulations (Canada)).

(e) With respect to the BT Benefit Plans, no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the BT Companies, threatened.

(f) No BT Benefit Plan provides medical, or death benefits for employees or former employees of the BT Companies for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law. Except as would not reasonably be expected to result in a BT Material Adverse Effect, no BT Company has incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) Except as set forth on Section 3.12(g) of the BT Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the BT Companies to any severance pay or any other compensation, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider of the BT Companies, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(h) No BT Company has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each BT Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409(A) of the Code and applicable guidance under Section 409A of the Code.

Section 3.13 Labor Relations; Employees.

(a) Except as set forth on Section 3.13(a) of the BT Disclosure Letter, none of the BT Companies is a party to or bound by any CBA or any bargaining obligation with any labor union, works council, labor organization or other similar employee representative body; no such agreement is being negotiated by any BT Company; no labor union, works council, labor organization or any other similar employee representative body has requested or, to the knowledge of the BT Companies, sought to represent any of the employees of the BT Companies; and none of the employees of any of the BT Companies is represented by a labor union, works council, labor organization or similar employee representative body with respect to their employment with any BT Company. To the knowledge of the BT Companies, in the past three years there has been no labor organizing activity involving any employees of the BT Companies. In the past three years, there has been no actual or, to the knowledge of the BT Companies, threatened unfair labor practice charge, material grievance, labor arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the BT Companies or involving any employees or individual independent contractors of the BT Companies in respect of their employment or service with the BT Companies.

(b) The BT Companies are, and have been for the past three years, in compliance in all material respects with all applicable Laws respecting labor and employment, including all applicable Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), child labor, immigration (including with respect to the completion of Forms I-9 and visa requirements), employment harassment, discrimination and retaliation, human rights accessibility, pay equity, COVID-19, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), affirmative action, workers’ compensation, labor relations, employee leave issues, paid time off, and unemployment insurance. There are no material Legal Proceedings pending or, to the knowledge of the BT Companies, threatened, relating to current or former employees of any BT Company.

(c) Except as would not result in a BT Material Adverse Effect: (i) each BT Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees and independent contractors under applicable Law or Contract; and (ii) each individual who is providing or within the past three years has provided services to any BT Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the BT Companies, all sexual harassment, or other discrimination, retaliation or material policy violation allegations involving any officer, director, Key Employee or other employee with material, supervisory duties within the past three years have been investigated and addressed in accordance with applicable Law. The BT Companies do not reasonably expect any material liability with respect to any such allegations.

(e) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages has occurred since March 1, 2020 or is currently contemplated, planned or announced, as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

Section 3.14 Taxes.

(a) Each BT Company has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by such entity. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by any BT Company (whether or not shown on any Tax Returns) have been timely paid. No BT Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to the BT Companies have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of the BT Companies, and no such audits, assessments or other actions have been threatened in writing.

(c) No BT Company has waived any statute of limitations in respect of material Taxes, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) No power of attorney with respect to any Taxes of any BT Company has been executed or filed with any Governmental Authority.

(e) The BT Companies have (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(f) There are no Liens with respect to material Taxes on any of the assets of the BT Companies, other than Permitted Liens.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), private letter ruling, or technical advice memorandum concerning Taxes has been entered into with, issued by, or requested from any Governmental Authority with respect to a BT Company that would be effective after the Closing Date.

(h) No BT Company is or has ever been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(i) During the two (2)-year period ending on the Execution Date, no BT Company has been a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j) No BT Company (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) has any liability for the Taxes of any Person (other than a BT Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or non-U.S. Law), as a transferee or successor, by operation of Law, or by Contract (other than any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or (iii) is a party to any Tax allocation, Tax sharing, Tax indemnity, or other similar Contract (other than any (x) Contract solely between or among the BT Companies and (y) any customary provisions contained in a commercial Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(k) No BT Company will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by any BT Company (including the non-payment of a Tax) on or prior to the Closing Date (including (1) the delay of payment of employment Taxes under any COVID-19 Tax Measure or any similar notice or order or law, and (2) the advance refunding or receipt of credits under any COVID-19 Tax Measure (including, without limitation, Section 3606 of the CARES Act)).

(l) No BT Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion of such period) ending after the Closing Date as a result of any: (i) change in or use of an improper method of accounting for a taxable period (or portion of such period) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code or any corresponding or similar provision of state, local, or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount, advanced amount, or deferred revenue received on or prior to the Closing Date, or (iv) application of Code Section 965 (including any installment payment attributable to an election under Code Section 965(h)).

(m) No BT Company is (or, at any point during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No BT Company is or, within the prior six years, has been (i) a “controlled foreign corporation” as defined in Section 957 of the Code, or (ii) a “passive foreign investment company” as defined Section 1297 of the Code.

(n) No written claims or notices have been made in the last six years by any Governmental Authority in a jurisdiction where a BT Company does not file Tax Returns that such BT Company is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction. No BT Company has ever (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in, or (ii) had any other taxable presence in any country other than the country in which it is organized.

(o) Each BT Company has complied in all material respects with Laws relating to escheat and unclaimed property.

(p) No BT Company is, or has been since that dated of its formation, treated as a partnership for U.S. federal income tax purpose.

(q) Section 3.14(q) of the BT Disclosure Letter sets forth the entity classification of each BT Company for U.S. federal income tax purposes. BT OpCo is and, immediately prior to Closing will remain, disregarded as an entity separate from BT Assets for U.S. federal income tax purposes.

(r) None of subsection 15(2) or section 17, 67, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax Law of any province or territory of Canada has applied or will apply to any of the BT Companies at any time up to and including the Closing Date.

(s) The prices and terms for the provision of any property or services among the BT Companies and their Affiliates are arm’s length for purposes of the relevant transfer pricing laws.

Section 3.15 Real Property.

(a) Section 3.15 of the BT Disclosure Letter sets forth a true, correct and complete list as of the Execution Date of all material Leased Real Property and all material Real Property Leases pertaining to such Leased Real Property (including the date and name of the parties to each lease document). With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, (i) all of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to any BT Company, including all amendments and modifications to such agreements (collectively, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the BT Company party to such Real Property Lease and, to the knowledge of the BT Companies, represent the legal, valid and binding obligations of the counterparties to such Real Property Lease; (ii) (x) the BT Companies have performed in all material respects all respective obligations required to be performed by them to date under the Real Property Leases to which any BT Company is a party or by which they are bound, and neither the BT Companies nor, to the knowledge of the BT Companies, any other party to such Real Property Lease is in breach of or default under any such Real Property Lease, (y) during the last 12 months, none of the BT Companies has received any written claim or notice of termination or breach of or default under any such Real Property Lease, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the BT Companies or, to the knowledge of the BT Companies, any other party to such Real Property Lease; and (iii) the Leased Real Property is in good condition and repair in all material respects, normal wear and tear excepted. The BT Companies have delivered a true and complete copy of each Real Property Lease listed in Section 3.15 of the BT Disclosure Letter prior to the date of this Agreement.

(b) None of the BT Companies has any ownership in any real property.

(c) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect, each of the BT Companies have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the BT Companies of their businesses as they are currently conducted or contemplated to be conducted.

Section 3.16 Environmental, Health and Safety.

(a) The BT Companies are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b) The BT Companies have not received in the past three years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the BT Companies, threatened against any BT Company, in each case, alleging material violations of or material liability under any Environmental Law.

(c) None of the BT Companies have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability under Environmental Laws.

(d) None of the BT Companies have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e) The BT Companies have made available to PubCo copies of all material environmental assessments, audits and reports relating to the current or former properties, facilities or operations of any BT Company in the possession or under the reasonable control of any BT Company.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the BT Disclosure Letter lists all (i) patents and patent applications, (ii) registered trademarks and trademark applications, (iii) registered copyrights, and (iv) domain name registrations, in each case that constitute Owned Intellectual Property as of the Execution Date (“BT Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing BT Registered Intellectual Property, to the knowledge of the BT Companies, (i) is valid, subsisting and enforceable, and (ii) has not been cancelled or abandoned. No action is pending, or to the BT Companies’ knowledge is threatened, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property.

(b) One or more of the BT Companies exclusively own all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All current and former employees and independent contractors of the BT Companies who have contributed to the conception and development of material Intellectual Property for any of the BT Companies have entered into valid and binding proprietary rights agreements with the relevant BT Company vesting ownership of such Intellectual Property in such BT Company, except where such ownership of such Intellectual Property is vested in the applicable BT Company by operation of law. The BT Companies have taken commercially reasonable steps to maintain the confidentiality of all trade secrets material to their business in accordance with industry practice. To the BT Companies’ knowledge, there has been no unauthorized access, use or disclosure of any material trade secrets or other material confidential Proprietary Information of the BT Companies.

(c) Except as would not result in material liability for any BT Company, (i) the operation of the BT Companies’ business has not, for the past three years, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) to the knowledge of the BT Companies, no Person (including any current or former employee or consultant of the BT Companies) has, for the past three years, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property. No Action is pending or, to the BT Companies’ knowledge, threatened against the BT Companies or made by the BT Companies against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as would not result in material liability for any BT Company.

(d) Section 3.17(d) of the BT Disclosure Letter sets forth a true, correct and complete list of all Software applications developed by the BT Companies and that are material to their business. Except as set forth on Section 3.17(d) of the BT Disclosure Letter, (A) such Software that is owned by a BT Company (as opposed to licensed by a BT Company, the “BT Company Software”) does not incorporate any third party Software (other than Open Source Software), (B) none of the source code for any BT Company Software has been licensed, deposited into escrow or otherwise provided to any Person, other than employees and contractors of such BT Company who have entered into written confidentiality agreements with respect to such source code, (C) the BT Company Software is free from any virus or other harmful code, defect, bug or programming, design or documentation error that would have a Material Adverse Effect on the operation or use of any BT Company Software, and (D) the BT Company Software is not subject to any material limitations that would prevent its use, modification, transfer, license or assignment, except for those limitations imposed under applicable Law.

(e) The IT Systems are sufficient in all material respects for the current operations of the BT Companies and have not materially malfunctioned or failed for the past three years in a manner that has not been fully remediated. The BT Companies have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems, as well as commercially reasonable data backup, system redundancy and disaster avoidance and recovery procedures.

(f) The BT Companies have implemented industry standard procedures and controls regarding management of authentication credentials and means for instructing third party custodians (“Authentication Credentials”) for Tokens that are held by or on behalf of the BT Companies. Where Authentication Credentials are not held by employees of the BT Companies, such Authentication Credentials are only made available by the BT Companies to reputable third-party custodians.

(g) None of the BT Companies have (i) incorporated any Open Source Software into, or combined Open Source Software with, any BT Company Software, or (ii) distributed Open Source Software in conjunction with any BT Company Software, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the BT Company Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge, in each case of (x) through (z), other than such item of Open Source Software in its unmodified form. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the BT Companies, no source code of any BT Company Software has been disclosed, licensed, escrowed or delivered to any Person, including an escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any BT Company Software be disclosed or delivered to any Person.

Section 3.18 Data Privacy; Personal Data

(a) The BT Companies are, and for the past three years, have been, in material compliance with all Privacy Laws and all Privacy Agreements. No material complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data is pending, or for the past three years has been made, against the BT Companies except as would not result in material liability for any BT Company. To the knowledge of the BT Companies, there is no pending claim, audit or investigation against the BT Companies alleging that any processing of Personal Data by the BT Companies: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements, in each case of the foregoing (i) and (ii), except as would not result in material liability for any BT Company. To the BT Companies’ knowledge, no legal or arbitral proceeding has been filed, commenced or threatened against any Personal Data Processor with respect to any Personal Data supplied to or Personal Data processed for the BT Companies.

(b) In the collection and processing of any Personal Data, the BT Companies and, to the knowledge of the BT Companies, their respective Personal Data Processors have complied in all material respects with applicable Privacy Laws and the Privacy Policies of the BT Companies. The BT Companies have taken commercially reasonable measures to prevent unauthorized use, access or alteration of Personal Data in their possession or control, which measures are in material compliance with applicable Privacy Laws and Privacy Policies. Without limiting the foregoing, the BT Companies have acquired all necessary consents from Data Subjects for the use of all Personal Data processed by the BT Companies and their respective Personal Data Processors and otherwise have all sufficient legal rights to process, use and hold Personal Data in the manner it is now processed by the BT Companies or any Personal Data Processor on behalf of the BT Companies except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) No BT Company has received any written notice that it is or has been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data and, to the BT Companies’ knowledge, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach except as would not result in material liability for any BT Company.

(d) To the knowledge of the BT Companies, for the past three (3) years, no BT Company has experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) and no BT Company has made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident except as would not result in material liability for any BT Company. The BT Companies have made all notifications to customers or individuals required to be made by the BT Companies under any applicable Privacy Laws arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any person of which any BT Company has knowledge.

Section 3.19 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any BT Material Adverse Effect and (b) except as set forth in Section 3.19 of the BT Disclosure Letter, the BT Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business. Since the date of the most recent balance sheet included in the Financial Statements, the BT Companies and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the Execution Date, would require the consent of PubCo in accordance with Section 6.1.

Section 3.20 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of the BT Companies, nor, to the knowledge of the BT Companies, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any BT Company, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the BT Company is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the BT Company’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a BT Material Adverse Effect.

(b) Each of the BT Companies, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the BT Companies, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any BT Company.

(d) None of the BT Companies nor, to the knowledge of the BT Companies, any director, officer, employee, agent, Affiliate or representative of the BT Companies, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, the BT Companies are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 3.21 Insurance. Each BT Company currently maintains, and has for the past three years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. The BT Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the BT Companies. All such insurance policies are in full force and effect, all premiums due have been paid in full, no BT Company is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any BT Company with respect to any such policy. No BT Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last 12 months.

Section 3.22 Subscription-Related Representations.

(a) BT Assets understands that the shares of PubCo Class V Common Stock are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that such shares have not been registered under the Securities Act. BT Assets understands that the shares of PubCo Class V Common Stock may not be resold, transferred, pledged or otherwise disposed of by BT Assets absent an effective registration statement under the Securities Act except (i) to PubCo or any of its Subsidiaries, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry account representing such shares shall contain a legend to such effect.

(b) BT Assets acknowledges and agrees that BT Assets has received such information and has had the full opportunity to ask such questions and receive such answers concerning an investment in the shares of PubCo Class V Common Stock as BT Assets and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to such shares.

(c) BT Assets has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the PubCo Class V Common Stock, and BT Assets has sought such accounting, legal and tax advice as BT Assets has considered necessary to make an informed investment decision.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by any BT Company specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the BT Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by PubCo for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 3.24 Brokers’ Fees. Except as set forth on Section 3.24 of the BT Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any BT Company or any of their Affiliates for which PubCo, any BT Company has any obligation.

Section 3.25 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision of this Agreement, each BT Company, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such BT Company has made its own investigation of PubCo and that neither PubCo nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by PubCo in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any BT Company or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of PubCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each BT Company understands and agrees that any assets, properties and business of PubCo and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 3.26 Indebtedness; Cash; Transaction Expenses. Section 3.26(a) of the BT Disclosure Letter lists each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the BT Companies that is outstanding as of the Execution Date. Section 3.26(b) of the BT Disclosure Letter lists the aggregate amount of cash and cash equivalents held by the BT Companies as of the Execution Date. Section 3.26(c) of the BT Disclosure Letter lists each expected payee of BT Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 3.27 No Additional Representation or Warranties. Except as provided in this Article III, none of the BT Companies or any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to PubCo or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to PubCo or its Affiliates. Without limiting the foregoing, the BT Companies acknowledge that the BT Companies, together with their respective advisors, have made their own investigation of PubCo and its Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of PubCo and its Subsidiaries as conducted after the Closing, as contained in any materials provided by PubCo or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BT ASSETS

Except as set forth in the BT Disclosure Letter (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article III) BT Assets represents and warrants to PubCo as follows:

Section 4.1 Company Organization. BT Assets has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. BT Assets is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect. True and complete copies of the Governing Documents of BT Assets have been made available to PubCo prior to the Execution Date.

Section 4.2 Due Authorization. BT Assets has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (subject to the approvals described in Section 4.4) to consummate the Transactions and to perform all of its obligations under this Agreement and such documents. The execution, delivery and performance by BT Assets of this Agreement and the other documents to which BT Assets is or will be a party as contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors and stockholders of BT Assets, and no other company or corporate proceeding on the part of BT Assets is or will be necessary to authorize this Agreement and the other documents to which BT Assets is or will be a party as contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which BT Assets is or will be a party as contemplated hereby will be, duly and validly executed and delivered by BT Assets and this Agreement constitutes, and on or prior to the Closing, the other documents to which BT Assets is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of BT Assets, enforceable against BT Assets, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 and except as set forth on Section 4.3 of the BT Disclosure Letter, the execution, delivery and performance by BT Assets of this Agreement and the documents to which BT Assets is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not materially (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the BT Assets, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to BT Assets, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the BT Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which BT Assets is a party or by which any BT Assets may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of BT Assets, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a BT Material Adverse Effect.

Section 4.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of PubCo contained in this Agreement, no Governmental Authorization is required on the part of BT Assets with respect to BT Assets’ execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by BT Assets of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a BT Material Adverse Effect or (ii) a material adverse effect on the ability of BT Assets to perform or comply with on a timely basis any material obligation of BT Assets under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Unit Purchase and (c) the Regulatory Approvals.

Section 4.5 Title to Units of BT OpCo. BT Assets owns of record and beneficially and has good and valid title to all of issued and outstanding units of BT OpCo, free and clear of all Liens. BT Assets does not own or has the right to acquire, directly or indirectly, any other equity interests in BT OpCo. BT Assets is not a party to any option, warrant, purchase right, or other Contract or commitment that could require BT Assets to sell, transfer, or otherwise dispose of any units of BT OpCo (other than this Agreement and the Governing Documents). BT Assets is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests in BT OpCo, except as set forth on the BT Disclosure Letter.

Section 4.6 Solvency. BT Assets is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with BT Assets’ creditors or any class of the creditors, and no petition in respect of any arrangement or composition has been presented. The consummation of the Transactions shall not constitute a fraudulent transfer by BT Assets under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of BT Assets.

Section 4.7 Reserved.

Section 4.8 Brokers’ Fees. Except as set forth on Section 4.8 of the BT Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any BT Entity or any of their Affiliates for which PubCo, any BT Entity has any obligation.

Section 4.9 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision of this Agreement, each BT Entity, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such BT Entity has made its own investigation of PubCo and that neither PubCo nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by PubCo in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of PubCo or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any BT Entity or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of PubCo, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each BT Entity understands and agrees that any assets, properties and business of PubCo and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.10 Tax Matters. BT Assets has (a) duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns relating to the activities or business of any BT Company and (b) timely paid all material Taxes relating to such activities or business (whether or not shown on any Tax Returns), in each case, to the extent not required to be filed and paid by a BT Company under applicable Law. Any such Tax Returns described in clause (a) are true, complete and accurate in all material respects. BT Assets is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the assets or business of any BT Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in (i) any PubCo SEC Filings filed or submitted on or prior to the Execution Date (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such PubCo SEC Filings) (it being acknowledged that nothing disclosed in such PubCo SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (ii) in the disclosure letter delivered by PubCo to the BT Entities (the “PubCo Disclosure Letter”) on the Execution Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article IV), PubCo represents and warrants to the BT Entities as follows:

Section 5.1 Company Organization. PubCo has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. PubCo is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect. True and complete copies of the PubCo Governing Documents have been made available to the BT Entities prior to the Execution Date.

Section 5.2 Due Authorization.

(a) PubCo has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it under this Agreement and such documents, subject to obtaining the PubCo Stockholder Approval. The execution, delivery and performance of this Agreement and the other documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions and thereby have been (i) duly and validly authorized and approved by the Board of Directors of PubCo and (ii) determined by the Board of Directors of PubCo as advisable to PubCo and the PubCo Stockholders and recommended for approval by the PubCo Stockholders. No other company proceeding on the part of PubCo is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party as contemplated hereby (other than the PubCo Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will be, duly and validly executed and delivered by PubCo, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the PubCo Governing Documents) is present, approval by the PubCo Stockholders of (i) the Business Combination Proposal shall require the affirmative vote of the holders of a majority of the shares of the PubCo Common Stock that are voted at a PubCo Stockholders’ Meeting held to consider such proposal, (ii) the Charter Proposal shall require the affirmative vote of a majority of the outstanding PubCo Common Stock entitled to vote thereon, and (iii) each of the Nasdaq Listing Proposal and the Incentive Plan Proposal shall require the affirmative vote of a majority of the votes cast by the PubCo Stockholders present in person or represented by proxy at such PubCo Stockholders’ Meeting and entitled to vote thereon.

(c) The foregoing vote is the only vote of any of PubCo’s share capital necessary in connection with entry into this Agreement by PubCo and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of PubCo has unanimously approved the Transactions as a Business Combination.

Section 5.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the PubCo Stockholder Approval, the execution, delivery and performance by PubCo of this Agreement and the documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the PubCo Governing Documents, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to PubCo or any of its Subsidiaries, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than PubCo or its Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which PubCo or any of its Subsidiaries is a party or by which PubCo or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of PubCo or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

Section 5.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the BT Entities contained in this Agreement, no Governmental Authorization is required on the part of PubCo or any of its Subsidiaries with respect to PubCo’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by PubCo of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (A) a PubCo Material Adverse Effect or (B) a material adverse effect on the ability of PubCo or its Subsidiaries to perform or comply with on a timely basis any material obligation of PubCo or its Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq and (iii) the Regulatory Approvals.

Section 5.5 Capitalization of PubCo.

(a) As of the Execution Date, the authorized share capital of PubCo is 121,000,000 divided into (i) 100,000,000 shares of PubCo Class A Common Stock, of which 31,625,000 shares are issued and outstanding as of the Execution Date, (ii) 20,000,000 shares of PubCo Class B Common Stock, of which 7,906,250 shares are issued and outstanding as of the Execution Date, and (iii) 1,000,000 shares of preferred stock of par value $0.0001 each, of which no shares are issued and outstanding as of the Execution Date ((i), (ii) and (iii) collectively, the “PubCo Securities”). The foregoing represent all of the issued and outstanding PubCo Securities. All issued and outstanding PubCo Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the PubCo Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) Subject to the terms of conditions of the relevant PubCo Warrant Agreement, each PubCo Public Warrant and PubCo Private Placement Warrant is exercisable 30 after the Closing for one share of PubCo Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the Execution Date, 31,625,000 PubCo Public Warrants, 12,223,750 PubCo Private Placement Warrants are issued and outstanding. All outstanding PubCo Public Warrants and PubCo Private Placement Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the PubCo Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound.

(c) Subject to the terms and conditions of the PubCo Rights Agreement, each PubCo Right is exercisable after the Closing for one share of PubCo Common Stock with no consideration. As of the Execution Date, 1,976,562 PubCo Rights are issued and outstanding. All outstanding PubCo Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the PubCo Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the PubCo Governing Documents or any Contract to which PubCo is a party or otherwise bound.

(d) Except as set forth in Section 5.5 of the PubCo Disclosure Letter, PubCo has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock”, warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for PubCo Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of PubCo the sale of treasury shares or other equity interests of PubCo or the value of which is determined by reference to the PubCo Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo to issue, purchase, register for sale, redeem or otherwise acquire any PubCo Securities.

(e) The PubCo Common Stock is duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the PubCo Governing Documents.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of PubCo’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), PubCo has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to PubCo, including its consolidated Subsidiaries, if any, is made known to PubCo’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting PubCo’s principal executive officer and principal financial officer to material information required to be included in PubCo’s periodic reports required under the Exchange Act. Since March 1, 2022, PubCo has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of PubCo’s financial reporting and the preparation of PubCo’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of PubCo has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under Section 16(a) of the Exchange Act. PubCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth in Section 5.6(c) of the PubCo Disclosure Letter, in the past three years, PubCo has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. Each of the PubCo Class A Common Stock, PubCo Class B Common Stock (prior to the Closing), the PubCo Rights (prior the Closing), PubCo Warrants is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. Except as set forth in Section 5.6(c) of the PubCo Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of PubCo, threatened against PubCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock (prior to the Closing) or prohibit or terminate the listing of PubCo Common Stock (prior to the Closing) on the Nasdaq.

(d) PubCo has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. PubCo is not party to any Contract that obligates PubCo to invest money in, loan money to or make any capital contribution to any other Person.

(e) The PubCo SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and stockholders’ equity of PubCo for the year ended December 31, 2021, together with the auditor’s reports thereon (the “PubCo Financial Statements”). Except as disclosed in the PubCo SEC Filings, the PubCo Financial Statements (i) fairly present in all material respects the financial position of PubCo, as at the respective dates of such PubCo Financial Statements, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in or in the notes to the PubCo Financial Statements), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of such PubCo Financial Statements. The books and records of PubCo have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) There are no outstanding loans or other extensions of credit made by PubCo to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of PubCo. PubCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither PubCo (including any employee of PubCo) nor PubCo’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by PubCo, (ii) any fraud, whether or not material, that involves PubCo’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by PubCo or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. Except as set forth on Section 5.7 of the PubCo Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, PubCo or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of PubCo or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the PubCo Financial Statements or disclosed in the notes of the PubCo Financial Statements included in PubCo SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the PubCo SEC Filings in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by PubCo of its obligations under this Agreement, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to PubCo, taken as a whole.

Section 5.8 Litigation and Proceedings. Except as set forth on Section 5.8 of the PubCo Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of PubCo, threatened Legal Proceedings against or by PubCo or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of PubCo, threatened by any Governmental Authority, against PubCo or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any PubCo, nor are any properties or assets of PubCo bound by or subject to any Governmental Order, except in the case of each of clauses (a) through (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to PubCo, taken as a whole.

Section 5.9 Taxes.

(a) PubCo has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by PubCo (whether or not shown on any Tax Returns) have been timely paid. PubCo is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to PubCo have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of PubCo, and no such audits, assessments or other actions have been threatened in writing.

(c) PubCo has not waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) PubCo has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of PubCo, other than Permitted Liens.

Section 5.10 SEC Filings. PubCo has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 1, 2022, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the Execution Date, the “PubCo SEC Filings”). Each of the PubCo SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated under such act applicable to the PubCo SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Execution Date or the Closing Date, then on the date of such filing), the PubCo SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the PubCo SEC Filings or necessary in order to make the statements made in the PubCo SEC Filings, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the PubCo SEC Filings. To the knowledge of PubCo, none of the PubCo SEC Filings filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 5.11 Trust Account. As of the Execution Date, PubCo has at least $321,175,953 in the Trust Account (including, if applicable, an aggregate of approximately $11,068,750 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 24, 2022, between PubCo and Continental Stock Transfer & Trust Company, a New York limited trust company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the PubCo SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than stockholders of PubCo holding PubCo Common Stock (prior to the Closing) sold in PubCo’s initial public offering who shall have elected to redeem their shares of PubCo Common Stock (prior to the Closing) pursuant to the PubCo Governing Documents and the underwriters of PubCo’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all PubCo Share Redemptions. There are no proceedings pending or, to the knowledge of PubCo, threatened with respect to the Trust Account. PubCo has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of PubCo to dissolve or liquidate pursuant to the PubCo Governing Documents shall terminate, and as of the Closing, PubCo shall have no obligation whatsoever pursuant to the PubCo Governing Documents to dissolve and liquidate the assets of PubCo by reason of the consummation of the Transactions. To PubCo’s knowledge, as of the Execution Date, following the Closing, no PubCo Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such PubCo Stockholder is exercising a PubCo Share Redemption. As of the Execution Date, assuming the accuracy of the representations and warranties of the BT Entities contained in this Agreement and the compliance by the BT Entities with their respective obligations under this Agreement, PubCo has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to PubCo on the Closing Date.

Section 5.12 Investment Company Act; JOBS Act. PubCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. PubCo constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.13 Absence of Changes. Since June 30, 2022, (a) there has not been any PubCo Material Adverse Effect and (b) except as set forth in Section 5.13 of the PubCo Disclosure Letter, PubCo has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.14 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of PubCo or any of its Subsidiaries, nor, to the knowledge of PubCo, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of PubCo or any of its Subsidiaries, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where PubCo is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in PubCo’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a PubCo Material Adverse Effect.

(b) Each of PubCo and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of PubCo, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to PubCo or its Subsidiaries.

(d) None of PubCo or its Subsidiaries nor, to the knowledge of PubCo, any director, officer, employee, agent, Affiliate or representative of PubCo or its Subsidiaries, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, PubCo and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 5.15 Indebtedness; Transaction Expenses. PubCo does not have any Indebtedness. Section 5.15 of the PubCo Disclosure Letter lists each expected payee of PubCo Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 5.16 Business Activities.

(a) Since its organization, PubCo has not conducted any business activities other than activities related to PubCo’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the PubCo Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which PubCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or any acquisition of property by PubCo or the conduct of business by PubCo as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of PubCo to enter into and perform their obligations under this Agreement.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, PubCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the Execution Date and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to PubCo Transaction Expenses), PubCo is not party to any Contract with any other Person that would require payments by PubCo or any of its Subsidiaries after the Execution Date in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 5.17 Nasdaq Stock Market Quotation. The PubCo Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “GSRM”. The PubCo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GSRMW”. The PubCo Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under symbol “GSRMR”. Except as set forth on Section 5.17 of the PubCo Disclosure Letter, PubCo is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of PubCo, threatened against PubCo by the Nasdaq or the SEC with respect to any intention by such entity to deregister the PubCo Common Stock or PubCo Public Warrants or terminate the listing of PubCo Common Stock or PubCo Public Warrants on the Nasdaq. Neither PubCo nor any of its Affiliates has taken any action in an attempt to terminate the registration of the PubCo Common Stock or PubCo Public Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Proxy Statement. On the date of any filing pursuant to Section 14(a) of the Exchange Act, the date the Proxy Statement is first mailed to the PubCo Stockholders, and at the time of the PubCo Stockholders’ Meeting, the Proxy Statement(together with any amendments or supplements to the Proxy Statement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by the BT Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

Section 5.19 Takeover Statutes and Charter Provisions. The Board of Directors of PubCo has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the Execution Date, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to PubCo or any of its Subsidiaries in connection with this Agreement or the Transactions. As of the Execution Date, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which PubCo or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.20 Brokers’ Fees. Except fees described on Section 5.20 of the PubCo Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by PubCo or any of its Affiliates or for which the BT Entities may become liable.

Section 5.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement, each of PubCo, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that PubCo has made its own investigation of the BT Entities and that neither the BT Entities nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the BT Entities in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the BT Entities or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the BT Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by PubCo or its representatives) or reviewed by PubCo pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to PubCo or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the BT Entities, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, PubCo understands and agrees that any assets, properties and business of the BT Entities and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22 No Additional Representation or Warranties. Except as provided in this Article IV, neither PubCo nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the BT Entities or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the BT Entities or their Affiliates. Without limiting the foregoing, PubCo acknowledges that PubCo, together with its advisors, has made its own investigation of the BT Entities and their respective Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the BT Entities or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the BT Entities and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by PubCo or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE BT ENTITIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 6.1 of the BT Disclosure Letter or (iv) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the BT Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the BT Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law (including for this purpose any COVID-19 Measures), (C) as set forth on Section 6.1 of the BT Disclosure Letter or (D) as consented to by PubCo in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the BT Entities shall not, and shall cause their Subsidiaries not to:

(a) change or amend the Governing Documents of any BT Company in any material respect; except as otherwise required by Law and the BT Pre-Closing Restructuring Plan;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any BT Company or make any other distributions in respect of any of the BT Companies’ capital stock or equity interests, except for dividends and distributions by a BT Company to another BT Company; provided, that prior to the Closing, BT OpCo may make or declare any cash dividend or cash distribution to BT Assets such that as of immediately prior to the Closing, after taking into account any such dividend or distribution and any payments made or required to be made by BT OpCo on or prior to the Closing in accordance with this Agreement or any Ancillary Agreements (other than the distribution of the Contribution Amount upon receipt of such amount by BT OpCo in accordance with Section 2.2), the amount of cash or cash equivalents of BT OpCo shall be not less than $5,000,000 (net of any checks outstanding);

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the BT Companies’ capital stock or equity interests, except for any such transaction by a BT Company that remains a BT Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the BT Companies, except for (i) the acquisition by the BT Companies of any shares of capital stock, membership interests or other equity interests of the BT Companies in connection with the forfeiture or cancellation of such interests and (ii) transactions between a BT Company and another BT Company;

(e) sell, assign, transfer, convey, lease, exclusively license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the BT Companies except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business, (ii) transactions among the BT Companies and (iii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(f) acquire any ownership interest in any real property;

(g) make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law;

(i) (i) issue any additional BT Company interests or securities exercisable for or convertible into BT Company interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any BT Company (including any Phantom Equity Awards), in each case other than issuances to any other BT Company;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the BT Companies;

(k) commence, waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $500,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on PubCo;

(l) make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $500,000, except for such capital expenditures included in the 2022 budget of the BT Companies previously made available to PubCo;

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any BT Company or guaranty any debt securities of another Person, other than (i) any Indebtedness or guarantee incurred in the ordinary course of business consistent with past practices and, except for new kiosk leases, in an aggregate principal amount not to exceed $1,500,000 and (ii) as related to the refinancing of any Indebtedness of the BT Companies (including, the refinancing or negotiation of any capital leases of the BT Companies) in accordance with Section 8.6;

(n) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) adopt, establish, enter into, terminate, modify or amend any BT Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a BT Benefit Plan if in effect as of the Execution Date, other than (A) as required by applicable Law or (B) with respect to any BT Benefit Plan other than the agreements pursuant to which the BT Transaction Bonus Payments are payable and the Phantom Equity Awards, a non-material amendment to a BT Benefit Plan that affects all employees participating in such BT Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the BT Companies, (ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any BT Company under any BT Benefit Plan, Contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any CBA other than as required by applicable Law;

(o) other than as such actions may be taken pursuant to the terms of any BT Benefit Plan in effect as of the Execution Date (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any BT Company, other than increases in compensation in the ordinary course consistent with past practice, (ii) grant or amend any Phantom Equity Award under the Phantom Equity Plan or any award under the BitAccess Option Plan, or (iii) enter into any Employment Agreement or any new employment agreement with any Person, or amend any (A) Employment Agreement or (B) any other existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12 month period exceeded, $200,000;

(p) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice or other requirements under the WARN Act;

(q) terminate (i) any Key Employee, or (ii) any director, officer, employee or other service provider of any BT Company whose annual base salary exceeds $200,000 (other than terminations under this clause (ii) for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable BT Entity consults with PubCo before terminating such individual;

(r) enter into any Related Party Transaction;

(s) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(t) enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise) in any way that is not reflected on the current business roadmap that has been provided to PubCo as of the Execution Date (any such new or changed line of business, a “New Business”), including the provision of services with respect to any Token not listed on Section 3.10(d) of the BT Disclosure Letter; or

(u) enter into any Contract to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the BT Entities or any of their respective Subsidiaries, any BT Entity or its Subsidiaries by third parties that may be in the BT Entities’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the BT Entities shall, and shall cause their Subsidiaries to, afford to PubCo and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the BT Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the BT Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the BT Entities and their Subsidiaries that are in the possession of the BT Entities or their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the BT Entities or their Subsidiaries without the prior written consent of BT Assets. All information obtained by PubCo and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Closing Spreadsheet.

(a) BT Assets shall prepare and deliver to PubCo, in accordance with this Section 6.3, a spreadsheet (the “Closing Spreadsheet”) in form and substance reasonably satisfactory to PubCo, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified in the Closing Spreadsheet), as of immediately prior to the Closing:

(i) the calculation of aggregate cash amounts payable to BT Assets and BT OpCo pursuant to Section 2.1(a), and the total amount of Taxes to be withheld therefrom;

(ii) the calculation of the amounts payable pursuant to each of the clauses (a) through (e) of Section 2.2;

(iii) the calculation of the Aggregate Phantom Equity Consideration and the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration payable to each Phantom Equity Holder pursuant to Section 2.6, and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the Aggregate Phantom Equity Consideration, the Phantom Equity Cash Consideration and Phantom Equity Non-Cash Consideration;

(iv) the calculation of the BT Transaction Bonus Payments (including the cash and non-cash portions thereof), and the employer Taxes payable by PubCo, the BT Companies or their Subsidiaries with respect to the BT Transaction Bonus Payments;

(v) the calculation of the aggregate PubCo Transaction Expenses (which information shall be supplied to BT Assets by PubCo as soon as practicable in advance of such delivery date for a draft Closing Spreadsheet set forth in Section 6.3(b) below);

(vi) the calculation of the aggregate BT Transaction Expenses; and

(vii) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by PubCo.

(b) BT Assets shall prepare and deliver to PubCo a draft of the Closing Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Closing Spreadsheet to PubCo not later than two Business Days prior to the Closing Date. In the event that PubCo notifies BT Assets that there are errors in the draft of the Closing Spreadsheet, BT Assets and PubCo shall discuss the related items in good faith and BT Assets shall, upon reasonably determining that there are errors in the draft of the Closing Spreadsheet, correct such errors prior to delivering the final version of the same in accordance with this Section 6.3. Without limiting the foregoing, BT Assets shall provide to PubCo, together with the Closing Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for PubCo to verify and determine the calculations, amounts and other matters set forth in the Closing Spreadsheet.

Section 6.4 Acquisition Proposals. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the BT Entities and their Subsidiaries shall not, and the BT Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any BT Entities or their respective Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any BT Entities or their respective

Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, BT Entities, their respective Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (1) the BT Pre-Closing Restructuring and (2) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the BT Companies following the Closing.

Section 6.5 Support of Transaction. Without limiting any covenant contained in Article VI or Article VIII, the BT Entities shall, and shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the BT Entities or their respective Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions, including required Governmental Authorizations, and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 6.6 Confidentiality. All non-public information of PubCo provided to the BT Entities pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.6. Except as otherwise provided in this Agreement, the BT Entities shall, and shall cause each of their respective Subsidiaries to, hold in confidence, and the BT Entities shall not, and shall cause any of their respective Subsidiaries to not, disclose any non-public information of PubCo provided under this Agreement, including exercising the same degree of care as the BT Entities exercise with their own confidential or proprietary information of a similar nature. The BT Entities and their respective Subsidiaries acknowledge and agree that some of the information provided to the BT Entities and their respective Subsidiaries pursuant to this Section 6.6 may be considered “material non-public information” for purposes of securities Laws, and the BT Entities shall, and shall cause their respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding PubCo. The BT Entities shall, and shall cause their respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The BT Entities shall not, and shall cause their respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The BT Entities and their respective Subsidiaries shall be responsible for any breach of this Section 6.6 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained in this Agreement to the contrary, this Section 6.6 shall not (i) prohibit the BT Entities and their respective Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the BT Entities and their respective Subsidiaries to comply with applicable Law, provided that the BT Entities and their respective Subsidiaries, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to PubCo and uses reasonable best efforts to avoid or minimize the extent of such disclosure, at PubCo’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the BT Entities or their respective Subsidiaries or their respective Representatives in breach of this or (ii) prohibit or limit the BT Entities, their respective Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the BT Entities’ and their respective Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of PubCo provided to the BT Entities and their respective Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the BT Entities, their respective Subsidiaries or their Representatives and not directed at PubCo or the transactions contemplated by this Agreement; provided that the BT Entities, their respective Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 6.7 Indemnification and Insurance.

(a) From and after the Closing, BT OpCo agrees that it shall indemnify and hold harmless each present and former director and officer of (x) any BT Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the BT Companies being acquired under this Agreement) (the “BT Indemnified Parties”) and (y) PubCo and each of its Subsidiaries (the “PubCo Indemnified Parties” together with the BT Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the BT Companies, PubCo or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the Execution Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the BT Companies shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of PubCo’s, its Subsidiaries’ and the BT Companies’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the BT Companies, PubCo or their respective Subsidiaries, as applicable, in each case, as of the Execution Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons under such provisions, in each case, except as required by Law. BT OpCo shall assume, and be liable for, and shall cause the BT Companies to honor, each of the covenants in this Section 6.7.

(b) For a period of six years from the Closing, BT OpCo shall, and shall cause the BT Companies to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PubCo’s, the BT Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to PubCo or BT Assets, as applicable, prior to the Execution Date or their agents or representatives, respectively) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall BT OpCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by PubCo or the BT Companies, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) BT OpCo or the other BT Companies may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, BT OpCo shall maintain (and cause the BT Companies to maintain) such policies in effect and continue to honor the obligations under such policies, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition of such claim.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the BT Companies and all successors and assigns of the BT Companies. In the event that any of the BT Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the BT Companies shall ensure that proper provision shall be made so that the successors and assigns of any of the BT Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the Execution Date or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the BT Companies and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e) On the Closing Date, BT OpCo shall enter into customary indemnification agreements reasonably satisfactory to BT Assets and PubCo with the post-Closing directors and officers of BT OpCo, which indemnification agreements shall continue to be effective following the Closing.

Section 6.8 BitAccess Buyout. Promptly after the Closing (and no later than 30 Business Days following the Closing), (a) BT OpCo shall contribute a portion of the Contribution Amount (such amount, the “BitAccess Contribution Amount”) to Intuitive Software, LLC, a Delaware limited liability company, which shall then contribute such amount to Digital Gold Ventures Inc., an Ontario corporation (“Digital Gold”), and (b) BitAccess, Inc., an Ontario corporation (“BitAccess”) shall, and BT OpCo shall cause Digital Gold to, use such BitAccess Contribution Amount to (and use solely for the purposes set forth in this Agreement), purchase or cause cancellation of all of the outstanding capital stock of or other equity interests in BitAccess, including BitAccess Options, not held by Digital Gold as of the date of such purchase, in accordance with the terms of the amended and restated shareholders agreement of BitAccess, dated as of July 20, 2021, and on such terms that are negotiated with the holders of such shares of BitAccess, such that immediately after the consummation of such purchase transactions, BitAccess shall be a wholly owned subsidiary of Digital Gold (the amount required to effect such purchase, the “BitAccess Payment Amount”); provided, that, at BT Assets’ discretion, a portion of the BitAccess Payment Amount may consist of shares of capital stock of PubCo (which such stock PubCo shall contribute (or shall be deemed to have contributed in accordance with Treasury Regulations Section 1.1032-3) to BT OpCo and BT OpCo shall then contribute in the same manner as the BitAccess Contribution Amount), in which case the BitAccess Contribution Amount will be decreased accordingly and BT OpCo shall issue to PubCo a number of Common Units equal to the number of shares of PubCo capital stock included in the BitAccess Payment Amount. At BT Assets’ discretion, the aggregate value of the shares of capital stock of PubCo used for such purposes may be up to 75% greater than the amount equal to (a) the fair market value of such other capital stock of BitAccess being purchased, minus (b) the BitAccess Contribution Amount.

Section 6.9 Preparation and Delivery of Quarterly Financial Statements.

(a) As soon as reasonably practicable following September 30, 2022, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of the three-months ended September 30, 2022, presented in a similar format and fashion as the Unaudited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Q3 Financial Statements”); provided that upon delivery of such Interim Financial Statements, the representations and warranties set forth in Section 3.7 shall be deemed to apply to the Interim Financial Statements with the same force and effect as if made as of the Execution Date.

(b) If the Closing has not occurred prior to December 31, 2022, as soon as reasonably practicable following December 31, 2022, BT Assets shall deliver to PubCo the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of December 31, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2022 Annual Financial Statements”); provided that upon delivery of such 2022 Annual Financial Statements, the representations and warranties set forth in Section 3.7 shall be deemed to apply to the 2022 Annual Financial Statements with the same force and effect as if made as of the Execution Date.

(c) If the Closing has not occurred prior to March 31, 2023, as soon as reasonably practicable following March 31, 2023, BT Assets shall deliver to PubCo the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of BT Companies as of and for the three-month period ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2023 Q1 Financial Statements”); provided that upon delivery of such 2023 Q1 Financial Statements, the representation and warranties set forth in Section 3.7 shall be deemed to apply to the 2023 Q1 Financial Statements with the same force and effect as if made as of the Execution Date.

Section 6.10 BT OpCo Organizational Documents. Immediately prior to the Closing, the BT Surviving Entity shall amend and restate its limited liability company agreement so as to read in its entirety in the form set forth in Exhibit G (the “BT OpCo A&R LLC Agreement”). Effective as of the Closing, BT Assets will hold 44,100,000 of BT OpCo Common Units.

Section 6.11 BT Information Supplied. None of the information supplied or to be supplied by any BT Entity specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any BT Entity or that are included in the Proxy Statement. Notwithstanding the foregoing, the BT Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by PubCo for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

ARTICLE VII

COVENANTS OF PUBCO

Section 7.1 Trust Account Proceeds and Related Available Equity.

(a) Prior to the Closing, the Sponsor and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of PubCo Common Stock at a price per share of $10.00, such that (i) if an Equity Line is not obtained at or prior to Closing, the Minimum Condition PubCo Available Cash at the Closing is equal to at least $45,000,000 (the “PubCo No EL Minimum Cash”), and (ii) if an Equity Line is obtained at or prior to Closing, the Minimum Condition PubCo Available Cash at the Closing is equal to at least $30,000,000 (the “PubCo EL Minimum Cash”, and together with the PubCo EL Minimum Cash, the “PubCo Minimum Cash”). The BT Entities shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing. For the purposes of this Section 7.1(a), (x) in the event the BT Closing Indebtedness is in excess of $0.00 as of immediately prior to the Closing, the PubCo Minimum Cash shall equal: (i) the applicable PubCo Minimum Cash less (ii) the amount of the BT Closing Indebtedness (up to $15,000,000 in the aggregate) that is paid off at the Closing using the Contribution Amount in accordance with Section 2.2(b) and (y) in the event that, immediately following the Closing, the consolidated Indebtedness of PubCo, BT OpCo and their respective Subsidiaries is in excess of $85,000,000 the PubCo Minimum Cash shall equal: (i) the applicable PubCo Minimum Cash less (ii) the amount of such Indebtedness in excess of $85,000,000.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice of such satisfaction or waiver to the Trustee (which notice PubCo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, PubCo (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to PubCo Stockholders pursuant to the PubCo Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to PubCo for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.2 Equity Line. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, PubCo agrees to use its commercially reasonable efforts to obtain and make available a committed equity financing facility for the benefit of PubCo and BT OpCo following the Closing (such financing, the “Equity Line”) on terms and conditions acceptable to BT Assets (BT Assets consent to any such terms and conditions to not be unreasonably withheld, conditioned and delayed).

Section 7.3 Nasdaq Listing. From the Execution Date through the Closing, PubCo shall ensure that PubCo remains listed as a public company on the Nasdaq. Prior to the Closing, PubCo shall prepare, in consultation with BT Assets, and submit to the Nasdaq and obtain approval of a listing application covering (i) shares of PubCo Class A Common Stock issued or issuable in connection with the Transactions, (ii) shares of PubCo Class A Common Stock issuable upon redemption of BT OpCo Common Units and exchanges of shares of Class O Common Stock and Class V Common Stock in connection therewith (and for the avoidance of doubt, including shares of Class A Common Stock issuable upon conversions of Class M Common Stock) and (iii) shares of PubCo Class A Common Stock issuable upon exercise of BT OpCo Matching Warrants and the redemption of BT OpCo Common Units received in connection therewith. The parties shall reasonably cooperate with respect to such listing application.

Section 7.4 No Solicitation by PubCo. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, PubCo shall not, and shall cause its Subsidiaries not to, and PubCo shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes an Alternative Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to an Alternative Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with the BT Entities and their respective representatives. From and after the Execution Date, PubCo shall, and shall instruct its officers and directors to, and PubCo shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Business Combination Proposal (other than the BT Entities and their respective representatives).

Section 7.5 PubCo Conduct of Business. During the Interim Period, PubCo shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any COVID-19 Measures) or as consented to by BT Assets in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by BT Assets in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo shall not, and PubCo shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a) seek any approval from the PubCo Stockholders to change, modify or amend the Trust Agreement or the PubCo Governing Documents, except as contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to the stockholders of PubCo or make any other distributions in respect of any of PubCo’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of PubCo’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of PubCo or any of its Subsidiaries;

(c) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of PubCo or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(d) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of PubCo or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $500,000;

(e) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.5(d) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(f) (i) issue any PubCo Common Stock or securities exercisable for or convertible into PubCo Common Stock, other than the issuance of the PubCo Common Stock pursuant to this Agreement, (ii) grant any options, warrants or other equity-based awards with respect to PubCo Common Stock not outstanding on the Execution Date or (iii) amend, modify or waive any of the material terms or rights set forth in any PubCo Private Placement Warrant, PubCo Public Warrant or the PubCo Warrant Agreements, including any amendment, modification or reduction of the warrant price set forth in such PubCo Private Placement Warrant, PubCo Public Warrant or the PubCo Warrant Agreements, in each case, except in connection with the PubCo Pre-Closing Restructuring;

(g) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, or (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law;

(i) acquire any ownership interest in any real property;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

(k) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

(l) enter into any Contract to do any action prohibited under this Section 7.5.

Section 7.6 PubCo Public Filings. From the Execution Date through the Closing, PubCo will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7 PIPE Subscription. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, PubCo agrees to use its commercially reasonable efforts to obtain and make available an additional equity and/or equity linked financing from new and existing investors at or immediately following the Closing (the “PIPE Subscription”); provided, that PubCo shall not enter into or consummate any PIPE Subscription without the prior written consent of the BT Entities (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that the BT Entities shall be entitled to withhold consent in their sole discretion if the PIPE Subscription would result in BT Assets owning less than 25% of the outstanding shares of PubCo at the Closing. The BT Entities shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by PubCo in connection with any PIPE Subscription.

Section 7.8 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, PubCo shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of PubCo or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.9 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of PubCo shall consist of seven directors, (i) two (2) of which shall be designated by the Sponsor (the “GSR Designated Directors”), and (ii) five of which shall be designated by the BT Assets prior to the Closing (the “BT Designated Directors”); and

(b) the initial officers of PubCo shall be as set forth on Section 7.9(b) of the BT Disclosure Letter, who shall serve in such capacity in accordance with the terms of the PubCo Governing Documents following the Closing.

Section 7.10 PubCo Information Supplied. None of the information supplied or to be supplied by PubCo specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the PubCo Stockholders or at the time of the PubCo Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PubCo or that are included in the Proxy Statement). Notwithstanding the foregoing, PubCo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the BT Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) PubCo shall cooperate in good faith with the BT Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, PubCo shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions;

and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the BT Entities shall promptly furnish to PubCo, and PubCo shall promptly furnish to the BT Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the BT Entities agree to provide PubCo and its counsel, and PubCo agrees to provide the BT Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the BT Entities and PubCo agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the parties shall request early termination of the applicable waiting period under any Antitrust Law.

(c) Without limiting the generality of the forgoing, PubCo shall use reasonable best efforts to take any and all actions necessary to consummate the Transactions in accordance with the terms of this Agreement.

(d) Subject to Section 9.2, the BT Entities, on the one hand, and PubCo, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 8.2 Preparation of Proxy Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, PubCo and the BT Entities shall jointly prepare and PubCo shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by PubCo with the SEC and sent to the PubCo Stockholders relating to the PubCo Stockholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). Each of PubCo and the BT Entities shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each of PubCo and the BT Entities agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, the BT Entities or their respective Subsidiaries to any regulatory authority (including the NASDAQ) in connection with the Transactions (the “Solicitation Documents”). PubCo will cause the Proxy Statement to be mailed to the PubCo Stockholders in each case promptly in compliance with applicable Law.

(ii) To the extent not prohibited by Law, each of PubCo and the BT Entities will advise the other parties, as promptly as practicable after such party receives notice of such time, of the time when the Proxy Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, each of PubCo and the BT Entities and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Solicitation Document each time before any such document is filed with the SEC by PubCo or PubCo, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of PubCo and the BT Entities shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(iii) Each of PubCo and the BT Entities shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the PubCo Stockholders and at the time of the PubCo Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo and the BT Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Proxy Statement based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement.

(iv) If at any time prior to the Closing any information relating to PubCo, the BT Entities or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by PubCo or the BT Entities, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made in such document, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the PubCo Stockholders.

(b) PubCo Stockholder Approval. PubCo shall (a) as promptly as practicable in compliance with applicable Law, (i) cause the Proxy Statement to be disseminated to holders of PubCo Common Stock in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold a meeting of its stockholders (the “PubCo Stockholders’ Meeting”) in accordance with the PubCo Governing Documents and applicable Nasdaq Listing Rules for a date no later than 30 Business Days following the date the definitive Proxy Statement is disseminated to holders of PubCo Common Stock, and (iii) solicit proxies from the holders of PubCo Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an PubCo Share Redemption. PubCo shall, through its Board of Directors, recommend to its stockholders (A) the adoption and approval of this Agreement and the transactions contemplated thereby (the “Business Combination Proposal”), (B) the approval of the issuance of shares of the PubCo Common Stock by PubCo in connection with the Transactions pursuant to applicable Nasdaq Listing Rules (the “Nasdaq Listing Proposal”), (C) the adoption and approval of the PubCo Charter in accordance with applicable Law (the “Charter Proposal”), (D) the adoption and approval of any other proposals as the SEC (or staff member of the SEC) may indicate are necessary in its comments to the Proxy Statement or correspondence related to the Proxy Statement, (E) the adoption and approval of any other proposals as reasonably agreed by PubCo and the BT Entities to be necessary or appropriate in connection with the Transactions (such proposals set forth in clauses (D) and (E), the “Other Required Proposals”), (F) the approval of the Incentive Equity Plan (the “Incentive Plan Proposal”), (G) the adjournment of the PubCo Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of PubCo shall not withdraw, amend, qualify or modify its recommendation to the stockholders of PubCo that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of PubCo in Section 8.2(c), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) PubCo’s obligations to establish a record date for, duly call, give notice of, convene and hold the PubCo Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) PubCo agrees to establish a record date for, duly call, give notice of, convene and hold the PubCo Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) PubCo agrees that if the PubCo Stockholder Approval shall not have been obtained at any such PubCo Stockholders’ Meeting, then PubCo shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional PubCo Stockholders’ Meetings in order to obtain the PubCo Stockholder Approval. PubCo may only adjourn the PubCo Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the PubCo Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that PubCo has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of PubCo prior to the PubCo Stockholders’ Meeting; provided, that the PubCo Stockholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the PubCo Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three Business Days prior to the Agreement End Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, the PubCo Board of Directors may, at any time prior to, but not after, obtaining the PubCo Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Board of Directors of PubCo determines in good faith that the failure to take such action would be a breach of the fiduciary duties of the Board of Directors of PubCo to the stockholders of PubCo under applicable Law, provided, that: (A) the BT Entities shall have received written notice from PubCo of PubCo’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by PubCo (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by the BT Entities, PubCo and its representatives shall have negotiated in good faith with the BT Entities and their representatives regarding any revisions or adjustments proposed by the BT Entities to the terms and conditions of this Agreement as would enable PubCo to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) PubCo may make an Intervening Event Change in Recommendation only if the Board of Directors of PubCo, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the BT Entities shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding contract if accepted by PubCo, continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the PubCo Stockholders under applicable Law. An “Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing that (i) was not known to PubCo or its Board of Directors as of the Execution Date (or if known, the consequences of which were not known) and (ii) does not relate to any Alternative Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of PubCo Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination of the foregoing that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the BT Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a BT Material Adverse Effect; and (3) the BT Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of PubCo and/or PubCo’s Board of Directors to make filings with the SEC with respect to the proposals contemplated by this Section 8.2, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event of filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, PubCo shall be permitted to adjourn such meeting and amend such filing as necessary to provide sufficient time for the PubCo Stockholders to consider any revised recommendation.

(d) PubCo agrees that it shall provide the holders of PubCo Common Stock the opportunity to elect redemption of such shares of PubCo Common Stock in connection with the PubCo Stockholders’ Meeting as required by the PubCo Governing Documents.

Section 8.3 Tax Matters.

(a) Tax Returns.

(i) BT Assets shall prepare and file, or cause to be prepared and filed, any Tax Return that reports income of or with respect to any BT Company for any taxable period ending on or prior to the Closing Date, with respect to which Tax Return the direct or indirect owners of BT OpCo are required to pay the related Tax (including, for the avoidance of doubt, IRS Form 1120-S and any similar state or local Tax Return) (any such Tax Return, a “Flow-Thru Tax Return”). Any such Flow-Thru Tax Returns shall be prepared in a manner consistent with the past practices of BT Assets and/or the relevant BT Companies, as applicable, except as required by applicable Law or set forth in this Section 8.3. BT Assets shall be responsible for and timely pay, or cause to be timely paid, all Taxes reported on any Flow-Thru Tax Return.

(ii) In the event any Flow-Thru Tax Return could reasonably be expected to adversely impact any BT Company to a material extent in any taxable period ending after the Closing Date, BT Assets shall deliver a draft of such Flow-Thru Tax Return to PubCo for review at least twenty (20) days prior to the filing of such Flow-Thru Tax Return. BT Assets shall consider and incorporate in good faith any of PubCo’s reasonable comments on any such Flow-Thru Tax Return provided by PubCo within ten (10) days of PubCo’s receipt of such draft Flow-Thru Tax Return.

(iii) To the extent applicable, each BT Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(b) Intended Tax Treatment. The parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes: (i) the BT Assets Unit Purchase is intended to be treated, in accordance with Revenue Ruling 99-5, 1991-1 CB 434 (Situation 1), as if BT Assets had sold a portion of each asset held by BT OpCo prior to the Closing to PubCo in exchange for the Over the Top Consideration, and immediately thereafter BT Assets and PubCo contributed their respective interests in such assets to BT OpCo pursuant to Section 721(a) of the Code in exchange for (A) in the case of BT Assets, such BT OpCo Common Units and Earn-Out Units as were held by BT Assets immediately prior to the BT Assets Unit Purchase and (B) in the case of PubCo, the Purchased Common Units; and (ii) the BT OpCo Contribution is intended to be treated as if PubCo contributed the Contribution Amount to BT OpCo pursuant to Section 721(a) of the Code in exchange for the Contribution Common Units, the BT OpCo Matching Warrants and the Earn-Out Units. Each party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with, the intended tax treatment described in this paragraph, except as otherwise required by applicable Law or pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

(c) Tax Contest Matters. BT Assets shall control the conduct of any Tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the BT Companies that pertains to any Flow-Thru Tax Return (“Tax Contest”). In the event any Tax Contest could reasonably be expected to adversely impact any BT Company to a material extent in any taxable period ending after the Closing Date, PubCo and/or any BT Company shall have the right to participate in such Tax Contest at its own expense and with counsel of its own choosing, and BT Assets shall not settle or compromise any such Tax Contest without the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Allocation Matters. For purposes of determining the U.S. federal (and applicable state and local) income Tax consequences of the Transactions, the parties agree to use any reasonable allocation of values among the assets of the BT Companies that is selected by BT Assets and PubCo together in good faith. The parties agree to (and to cause their Affiliates to) file all of their Tax Returns consistent with any such allocation of values selected by BT Assets and PubCo together in good faith, except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code.

(e) Cooperation. PubCo and the BT Entities shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the preparation and filing of Tax Returns and any audit, examination, or other Legal Proceeding regarding Taxes with respect to any Pre-Closing Tax Period of the BT Companies. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or any such audit, examination, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided, and the provision of such powers of attorney as may be necessary to allow for the filing of Tax Returns or the control of any Legal Proceedings relating to Taxes.

(f) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by PubCo and the BT Entities in connection with this Agreement shall be borne by BT OpCo.

Section 8.4 Section 16 Matters. Prior to the Closing, each of the BT Entities and PubCo shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the equity interests of PubCo or the BT Entities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.5 Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the Bitcoin Depot 2022 Incentive Plan]in the form mutually agreed upon between the BT Entities and PubCo (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Common Stock with a total pool of shares equal to the sum of (i) ten percent (10%) of the number of shares of PubCo Common Stock outstanding as of immediately after the Closing, plus (ii) any shares of PubCo Common Stock issuable upon settlement of the Phantom Equity Awards or the BT Transaction Bonus Payments in accordance with this Agreement, plus (iii) an annual “evergreen” increase of four percent (4%) of the number of shares of PubCo Common Stock outstanding as of the day prior to such increase (the “Incentive Equity Plan Share Reserve”). The Incentive Equity Plan Share Reserve will be determined by the BT Entities in consultation with PubCo based upon benchmarking against peer companies and the recommendation of a compensation consultant engaged by the BT Entities. As soon as practicable following the expiration of the sixty (60) day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Common Stock issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 8.6 Refinance. Prior to the Closing Date, PubCo and the BT Entities shall take all commercially reasonable actions necessary, if requested by the other party, to explore and seek to refinance, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any Indebtedness of the BT Entities that are required to be paid off in connection with the consummation of the Transaction; provided, however, the consummation of such refinance transactions shall require the prior approval of BT Assets and PubCo (PubCo approval not to be unreasonably withheld, conditioned and delayed).

Section 8.7 Personal Guarantee. Prior to the Closing Date, PubCo and the BT Entities shall use commercially reasonable efforts to explore and seek to replace, on such terms and conditions that are mutually agreeable to PubCo and the BT Entities, any personal guarantees in the name of Founder (the “Founder Guarantees”) in effect on behalf any of the BT Companies with guarantees of the BT Companies effective immediately after the Closing. To the extent Founder is not or has not been released from such Founder Guarantees, PubCo hereby agrees to indemnify Founder from any and all claims, liabilities, losses, damages, costs and expenses (including attorneys’ fees) arising under or related to the Founder Guarantees, and to pay any and all amounts due with respect to the Founder Guarantees; provided, however, Founder shall not be entitled to indemnification from, or otherwise be indemnified by, PubCo for any claims, liabilities, losses, damages, costs and expenses in respect of such Founder Guarantees to the extent arising out of Founder’s wrongdoing or misconduct.

Section 8.8 Personal Data. The parties will only use and disclose any Personal Data exchanged by them in connection with the Transactions solely for purposes relating to such Transactions. The recipient of any such Personal Data will protect the data by security safeguards that are appropriate to the sensitivity of the information, and will return all such Personal Data to the disclosing party or permanently and irrevocably destroy such Personal Data within a reasonable time, if the Transactions are not consummated for any reason. From and after the consummation of the Transactions, each of the parties will: (a) use and disclose all Personal Data under their control, which was exchanged by them in connection with the Transactions, solely for the purposes for which such Personal Data was collected, permitted to be used or disclosed before the Transactions were consummated, (b) protect such Personal Data using safeguards appropriate to the sensitivity of the data, and (c) give effect to any withdrawal of consent by an individual to the continued collection, use or disclosure of such individual’s Personal Data.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of PubCo and the BT Entities. The obligations of PubCo and the BT Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The PubCo Stockholder Approval shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, or extensions of the foregoing, under the Laws set forth and described on Section 9.1(b) of the BT Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable; and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the transaction contemplated hereby under any Antitrust Laws shall have expired or been terminated;

(c) No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

(d) The Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects in accordance with the Pre-Closing Restructuring Plans;

(e) The Minimum Condition PubCo Available Cash shall be no less than the PubCo Minimum Cash immediately prior to the Closing;

(f) as of immediately prior to Closing, (i) for states in which Lux Vending, LLC holds a money transmitter license and in which regulatory consent to a change of ownership/control is required as a result of the transactions contemplated by this Agreement, BT OpCo shall have (x) notified the relevant regulator, and PubCo and its directors, executive officers and Affiliates shall have reasonably cooperated with the submission of information required with such notice and other required submissions, of any change of ownership/control at least 30 days in advance of Closing and (y) regulators of states representing no more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the Execution Date) shall have expressly denied to consent to any such change of ownership/control resulting from the transactions contemplated by this Agreement other than as a result of the failure of PubCo and its directors, executive officers and Affiliates to reasonably cooperate with the submission of information required with such notice and other required submissions, which denial is not curable within 45 days of receipt of such denial, and (ii) for all other states in which BT OpCo conducts business, the BT Entities shall have not failed to file applications for money transmitter licenses (or similar licenses) if such states representing more than 20% of the BT Entities’ total revenue (on an annualized basis based on the average monthly revenue for the three months prior to the Execution Date) notify the BT Entities in writing prior to seven days in advance of Closing that a money transmitter license (or similar license) is required; and

(g) The Class A Common Stock (as set forth in Section 7.3) shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of PubCo. The obligations of PubCo to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PubCo:

(a) the representations and warranties contained in Section 3.1 (Company Organization), Section 3.3 (Due Authorization) and Section 3.24 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 3.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the BT Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “BT Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a BT Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the BT Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of the BT Entities and their respective Subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) each of the Employment Agreements shall be in full force and effect and shall not have been revoked or rescinded by the signatories thereto;

(d) there shall not have occurred any BT Material Adverse Effect;

(e) as of immediately prior to Closing, PubCo shall have net tangible assets of at least $5,000,001; and

(f) PubCo shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(b).

Section 9.3 Conditions to the Obligations of the BT Entities. The obligation of the BT Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the BT Entities:

(a) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.20 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of PubCo contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “PubCo Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, an PubCo Material Adverse Effect; provided, that for purposes of this Section 9.3(b), no Event that is contemplated by the PubCo Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of PubCo to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) the BT Assets shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(a).

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of BT Assets and PubCo;

(b) by written notice from BT Assets or PubCo to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from BT Assets to PubCo if the PubCo Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the PubCo Stockholders’ Meeting duly convened for such purpose or at any adjournment or postponement of such meeting;

(d) by written notice from BT Assets to PubCo after there has been a Modification in Recommendation;

(e) by written notice from PubCo to BT Assets delivered after 5:30 p.m. Eastern time on the relevant date set forth in this Section 10.1(e):

(i) if the Proxy Statement is not filed with the SEC on or prior to October 19, 2022 in accordance with Section 8.2(a) to the extent that such failure to file is caused by a BT Assets Disclosure Breach; provided, that, if BT Assets, upon written advice of counsel and based on information provided to BT Assets by its advisors, notifies PubCo of its reasonable belief that any such BT Assets Disclosure Breach will be cured on or prior to November 11, 2022, PubCo shall have no right to terminate this Agreement in accordance with this Section 10.1(e) unless such BT Assets Disclosure Breach is not cured by November 11, 2022;

(ii) if the Proxy Statement is not filed with the SEC on or prior to November 14, 2022 in accordance with Section 8.2(a) to the extent that such failure to file is caused by a BT Assets Disclosure Breach; or

(iii) to the extent that such failure to file is caused by a BT Assets Disclosure Breach, if an amendment to the Proxy Statement is not filed with the SEC in response to a first round of comments on the Proxy Statement from the SEC on or prior to the date that is 21 days from the date that PubCo delivers such first round of comments on the Proxy Statement from the SEC to BT Assets.

For any given BT Assets Disclosure Breach that results in a failure to file the Proxy Statement or an amendment thereto, PubCo’s right to terminate this Agreement shall expire 72 hours following the time that PubCo first has the right to terminate this Agreement under such subsection of this Section 10(e). Further, PubCo shall not have the right to terminate this Agreement under this Section 10(e) unless the relevant BT Assets Disclosure Breach has not been cured prior to PubCo’s delivery of a notice of termination to BT Assets.

(f) prior to the Closing, by written notice to BT Assets from PubCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the BT Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the BT Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by BT Assets of notice from PubCo of such breach (the “BT Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the BT Cure Period, or (ii) the Closing has not occurred on or before February 28, 2023 (the “Agreement End Date”), unless PubCo is then in material breach of this Agreement; or

(g) prior to the Closing, by written notice to PubCo from BT Assets if (i) there is any breach of any representation, warranty, covenant or agreement on the part of PubCo set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating PubCo Breach”), except that, if any such Terminating PubCo Breach is curable by PubCo through the exercise of its reasonable best efforts, then, for a period of up to 20 days after receipt by PubCo of notice from BT Assets of such breach (the “PubCo Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating PubCo Breach is not cured within the PubCo Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless any of the BT Entities is then in material breach of this Agreement.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party to this Agreement or its respective Affiliates, officers, directors or stockholders, other than liability of the BT Entities or PubCo, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Account Waiver. Each of the BT Entities acknowledges that PubCo is a blank check company with the powers and privileges to effect a Business Combination. Each of the BT Entities further acknowledges that, as described in the prospectus dated February 22, 2022 (the “Prospectus”) available at www.sec.gov, substantially all of PubCo assets consist of the cash proceeds of PubCo’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of PubCo, certain of its public stockholders and the underwriters of PubCo’s initial public offering (the “Trust Account”). Each of the BT Entities acknowledges that it has been advised by PubCo that, except with respect to interest earned on the funds held in the Trust Account that may be released to PubCo to pay its Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if PubCo completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if PubCo fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to PubCo in limited amounts to permit PubCo to pay the costs and expenses of its liquidation and dissolution, and then to PubCo’s public stockholders; and (iii) if PubCo holds a stockholder vote to amend PubCo’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of PubCo Common Stock (prior to the Closing) if PubCo fails to complete a Business Combination within the allotted time period, then for the redemption of any PubCo Common Stock (prior to the Closing) properly tendered in connection with such vote. For and in consideration of PubCo entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the BT Entities, on behalf of themselves and their respective Affiliates, hereby agree that they do not now have and shall not at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind they or any of their respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with PubCo or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the BT Entities agrees and acknowledges that such irrevocable waiver is material to this

Agreement and specifically relied upon by PubCo to induce PubCo to enter in this Agreement, and each of the BT Entities further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing in this Section 11.1 shall serve to limit or prohibit BT Assets and the BT Companies’ right to pursue a claim against PubCo for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to PubCo’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for PubCo to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the PubCo Share Redemptions) to BT Assets in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect PubCo’s ability to fulfill its obligation to effectuate the PubCo Share Redemptions and (y) nothing in this Section 11.1 shall serve to limit or prohibit any claims that BT Assets or any of the BT Companies may have in the future against PubCo’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to PubCo’s public stockholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement or (c) waive compliance by the other parties to this Agreement with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)	If to the BT Entities, to:

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Mark Ramzy; Douglas E. Bacon, P.C.; Matthew R. Pacey, P.C.; Atma Kabad

Email: thomas.laughlin@kirkland.com; mark.ramzy@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com; atma.kabad@kirkland.com

(b)	If to the PubCo, to:

GSR II Meteora Acquisition Corp.

840 Park East Drive

Boca Raton, FL 33432

Attention: Co-Chief Executive Officers

Email: gus@gsrmet.com; lew@gsrmet.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Steven Stokdyk; Brian Duff

Email: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party shall assign this Agreement or any part of this Agreement without the prior written consent of the other parties to this Agreement and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the BT Companies, or any participant in any BT Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such Person)), other than the parties to this Agreement, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of PubCo, the BT Companies or their respective Affiliates to amend, terminate or otherwise modify any BT Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing at any time; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7(a)-(d), and the BT Non-Recourse Parties and the PubCo Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.8, the PubCo Transaction Expenses and the BT Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by PubCo shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that, as relates to PubCo, the CICA shall govern the interpretation of the duties of the PubCo Board of Directors in connection with this Agreement, in each case, to the extent required by the Laws of the Cayman Islands.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties had signed the same document, but all of which together shall constitute one and the same instrument.

Section 11.9 BT Companies and PubCo Disclosure Letters. The BT Disclosure Letter and the PubCo Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the BT Disclosure Letter and/or the PubCo Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section of the applicable Disclosure Letter, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the BT Disclosure Letter and the PubCo Disclosure Letter), (ii) the Confidentiality Agreement, dated as of June 22, 2022, between PubCo and BT OpCo (the “Confidentiality Agreement”), (iii) the Phantom Equity Award Termination Agreement, (iv) the Registration Rights Agreement, (v) the Sponsor Support Agreement, (vi) the Tax Receivable Agreement, and (vii) the BT OpCo A&R LLC Agreement (clauses (ii) through (vii), collectively with all other agreements contemplated hereby or thereby, including in connection with the Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication of such press releases or other public communications, shall prior to the Closing be subject to the prior mutual approval of PubCo and BT Assets, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any such provision that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this in this Section 11.14 shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 11.15 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Solely with respect to BT Assets, the BT Companies and PubCo, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the BT Entities and PubCo as named parties to this Agreement; and

(b) Except to the extent a Person is a party to this Agreement (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of BT Assets, the BT Companies (each, a “BT Non-Recourse Party”) or PubCo (each, a “PubCo Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of BT Assets, the BT Companies, or PubCo under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) For the avoidance of doubt, the Sponsor shall not have any obligations under this Agreement.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect of such provisions), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.17.

Section 11.18 Conflicts and Privilege.

(a) PubCo and the BT Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among PubCo and/or Sponsor, on the one hand, and BT Assets and/or the BT Companies, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented PubCo and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to PubCo, and even though such counsel may have represented PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by BT Assets or the BT Companies prior to the Closing with PubCo or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of BT Assets and/or the BT Companies following the Closing.

(b) PubCo and the BT Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the BT Designated Directors and/or BT Assets, on the one hand, and the BT Companies and/or PubCo, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the BT Designated Directors and/or BT Assets prior to the Closing may represent the BT Designated Directors and/or BT Assets in such dispute even though the interests of the BT Designated Directors and/or BT Assets may be directly adverse to PubCo and/or the BT Companies, and even though such counsel may have represented PubCo and/or the BT Companies in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the BT Companies, the BT Designated Directors and/or BT Assets. PubCo and the BT Companies further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented BT Assets, the BT Designated Directors and/or the BT Companies prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to BT Assets and/or the BT Designated Directors and may be controlled by BT Assets and/or such BT Designated Directors, and shall not pass to or be claimed or controlled by PubCo (after giving effect to the Closing) or the BT Companies; provided that BT Assets and/or the BT Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by PubCo prior to the Closing with BT Assets or the BT Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the BT Companies following the Closing.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

GSR II METEORA SPONSOR LLC

By:	/s/ Gus Garcia
Name: Gus Garcia
Title: Co-Chief Executive Officer

[Signature Page to Transaction Agreement]

LUX VENDING, LLC

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: Chief Executive Officer

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name: Brandon Mintz
Title: President

[Signature Page to Transaction Agreement]